UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Redfin Corporation
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April 28, 2022

Dear Redfin Stockholder,

We invite you to attend Redfin Corporation's 2022 Annual Meeting of Stockholders to be held on June 14, 2022 at 10:00 a.m. Pacific Time. We will hold the meeting as a virtual meeting conducted online via a live webcast. You will be able to attend the meeting, submit your questions and comments during the meeting, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/RDFN2022.

You are receiving this proxy statement and the accompanying proxy materials because you were a Redfin stockholder as of April 18, 2022, which is the record date for the annual meeting, and are eligible to vote at the meeting. For the ten days prior to the meeting and subject to verification of your voting eligibility, you may examine, for a purpose germane to the meeting, a list of stockholders of record entitled to vote by emailing a request to legal@redfin.com. During the meeting, you will be able to access this list through the website for the meeting. Please use this opportunity to participate in Redfin’s affairs by voting on the matters described in this proxy statement.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to cast your ballot as soon as possible in one of the ways outlined in this proxy statement.

Sincerely,
David Lissy
Chairman of the Board

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.Why did I receive this proxy statement and other materials related to the annual meeting?

Each person who owned any shares of our common stock as of the close of business on April 18, 2022, or the record date, is entitled to vote at the annual meeting. You are receiving this proxy statement and accompanying proxy materials because you can vote at the meeting and our board of directors is soliciting your proxy to vote. The materials describe the matters to be voted on at the meeting and provide you with other important information so that you can make informed decisions. Please review the materials before casting your vote.

We delivered this proxy statement and other meeting materials to our stockholders eligible to vote on or around April 28, 2022.

2.When is the annual meeting?

We will start the meeting at 10:00 a.m. Pacific Time on June 14, 2022.

3.How do I attend the annual meeting?

The meeting will be a virtual meeting conducted online via a live webcast, and you can attend by visiting www.virtualshareholdermeeting.com/RDFN2022 from anywhere with access to the Internet and a web browser. Shortly before the meeting's start time, please visit the meeting's website and log in using your control number. Please see question 19 for where to find your control number and question 11 for whom to contact if you encounter technical difficulties accessing the meeting.

4.What are the matters to be voted on at the annual meeting?

You are being asked to vote on the following:

1.The election of Julie Bornstein, Brad Singer, and Selina Tobaccowala to our board of directors as Class II directors.

2.The approval of our named executive officers' compensation, on an advisory basis.

3.The ratification of our audit committee's appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.

4.Amendment to our certificate of incorporation to declassify our board by our 2025 annual meeting.

5.Amendment to our certificate of incorporation to eliminate supermajority voting requirements beginning July 28, 2024.

6.Stockholder proposal regarding amending our proxy access bylaw to remove stockholder aggregation limits, if properly presented at the meeting.

While we do not expect any other matter to be voted on at the meeting, the proxy holders will have discretionary authority to vote shares represented by a returned proxy on any additional matter that is presented for a vote at the meeting.

5.What are my choices in voting on each matter? How does the board of directors recommend that I vote?

Proposal number	Item	Voting choices	Board recommendation
1	Election of directors	For(1) Against Abstain	For(1)
2	Approval of our named executive officers' compensation	For Against Abstain	For
3	Ratification of appointment of auditor	For Against Abstain	For
4	Amendment to our certificate of incorporation to declassify our board by our 2025 annual meeting	For Against Abstain	For
5	Amendment to our certificate of incorporation to eliminate supermajority voting requirements beginning July 28, 2024	For Against Abstain	For
6	Stockholder proposal regarding amending our proxy access bylaw to remove stockholder aggregation limits	For Against Abstain	Against

(1) The voting choices and board recommendation are with respect to each Class II director nominee.

6.What vote is required to approve each matter? How do abstentions and broker non-votes affect approval?

Proposal number	Item	Votes required for approval	Abstentions	Broker non-vote(1)
1	Election of directors	Majority of votes cast(2)	No effect	No effect
2	Approval of our named executive officers' compensation	Majority of votes cast	No effect	No effect
3	Ratification of appointment of auditor	Majority of votes cast	No effect	Not applicable
4	Amendment to our certificate of incorporation to declassify our board by our 2025 annual meeting	Majority of outstanding shares	Same as against vote	Same as against vote
5	Amendment to our certificate of incorporation to eliminate supermajority voting requirements beginning July 28, 2024	Majority of outstanding shares	Same as against vote	Same as against vote
6	Stockholder proposal regarding amending our proxy access bylaw to remove stockholder aggregation limits	Majority of votes cast	No effect	No effect

(1) A broker non-vote occurs when a beneficial holder does not provide specific voting instructions to its broker or nominee and the broker or nominee does not have discretionary authority to vote the shares. Brokers and nominees do not have discretionary authority to vote uninstructed shares with respect to proposals 1, 2, 4, 5, and 6 but do have discretionary authority to vote uninstructed shares with respect to proposal 3. Please see question 20 to determine if you are a beneficial holder.

(2) Pursuant to our corporate governance guidelines, any incumbent director seeking reelection in an uncontested election must submit an irrevocable offer of resignation that becomes effective upon (i) such director failing to receive a majority of votes cast and (ii) our board's acceptance of such resignation.

7.How many votes does each share represent?

Each share of our common stock represents one vote. As of the record date, we had shares outstanding.

8.How do I vote?

You may vote before the meeting through any of the following methods:

•By Internet: visit www.proxyvote.com

•By telephone: call 1-800-690-6903 (if you are a record holder) or 1-800-454-8683 (if you are a beneficial holder)

•By mail: complete, date, and sign your proxy card (if you are a record holder) or voting instruction form (if you are a beneficial holder) and return it in the postage-paid envelope

Internet and telephone voting are available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 13, 2022. If you are voting by mail, please return your proxy card or voting instruction form in a timely manner to ensure it is received by us or your broker or nominee, respectively, before the meeting. Please see question 20 to determine if you are a record holder or a beneficial holder.

You may also vote at the meeting through the website www.virtualshareholdermeeting.com/RDFN2022. Even if you intend to attend and vote at the meeting, we strongly encourage you to vote before the meeting using one of the methods described above.

To vote through any of the methods described above, you will need your control number. Please see question 19 for where to find your control number.

9.How can I revoke my proxy or change my vote?

If you are a record holder, you can revoke your proxy by delivering a notice to our principal executive offices stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the meeting. Please see question 21 for the address of our principal executive offices.

If you are a record holder, you may change your vote before the meeting by submitting a later-dated proxy through any of the methods described under question 8. You do not need to deliver the later-dated proxy using the same method as the original proxy.

If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the meeting.

Both record holders and beneficial holders may change their vote by attending the meeting and voting at the meeting. Your attendance at the meeting, alone, will not revoke your proxy.

Please see question 20 to determine if you are a record holder or a beneficial holder.

10.Can I ask questions or make comments during the annual meeting?

If you were a stockholder as of the record date, you will be able to submit questions and comments through the meeting's website. To ask a question or make a comment, you will need to log in using your control number. Please see question 19 for where to find your control number. Time permitting, we will read every appropriate question or comment and, if necessary, respond to it. Examples of inappropriate questions or comments include those about personal concerns not shared by our stockholders generally or those that use offensive language. We will address questions and comments in the order in which they were received but with priority for stockholders who have not previously submitted a question or comment during the meeting. A replay of the meeting, including the questions and answers portion, will be available on the meeting's website through June 13, 2023.

11.Who can I contact if I experience technical difficulties accessing the annual meeting or during the meeting?

You can call the technical support number that will be posted on the login page of the meeting's website, and someone will be available to help resolve your technical difficulties.

12.Who will bear the cost of the solicitation of proxies by our board of directors?

Redfin will bear the cost of the solicitation.

13.What is the deadline for submitting a stockholder proposal to be presented at the 2023 annual meeting of stockholders?

If you wish to submit a stockholder proposal for inclusion in our proxy materials for the 2023 annual meeting, then we must receive your proposal at our principal executive offices no later than December 29, 2022. Please review the SEC’s Rule 14a-8 for the requirements you must meet and the information you must provide if you wish to submit this type of stockholder proposal.

For other types of stockholder proposals to be presented at the 2023 annual meeting, you must deliver notice of your intent to submit a proposal to our principal executive offices no earlier than 5:00 p.m. Eastern Time on March 1, 2023 and no later than 5:00 p.m. Eastern Time on March 31, 2023. Please review our bylaws for the requirements you must meet and the information you must provide if you wish to submit a proposal under this process.

Please see question 21 for the address of our principal executive offices.

14.What is the deadline for nominating a director candidate at the 2023 annual meeting of stockholders?

If you wish to use our bylaws' proxy access provision and include a director candidate in Redfin's proxy material for our 2023 annual meeting, then we must receive your written notice at our principal executive offices no earlier than 5:00 p.m. Eastern Time on December 29, 2022 and no later than 5:00 p.m. Eastern Time on January 28, 2023.

Otherwise, you must deliver notice of your intent to nominate a director candidate to our principal executive offices no earlier than 5:00 p.m. Eastern Time on March 1, 2023 and no later than 5:00 p.m. Eastern Time on March 31, 2023.

In each instance, please review our bylaws for the requirements you must meet and the information you must provide if you wish to nominate a person.

Please see question 21 for the address of our principal executive offices.

15.What is the deadline for providing notice of soliciting proxies in support of director nominees other than our board's nominees with respect to the 2023 annual meeting of stockholders?

You must provide notice to our principal executive offices no later than April 15, 2023. Please review the SEC’s Rule 14a-19 for the requirements you must meet and the information you must provide if you wish to solicit proxies in support of director nominees other than our board's nominees. In addition, please see question 14 for the deadline for nominating a person for election as a director at the 2023 annual meeting of stockholders.

Please see question 21 for the address of our principal executive offices.

16.I share an address with one or more other stockholders. Why did we receive only one set of annual meeting materials?

We have utilized an SEC rule that permits us to deliver one set of annual meeting materials to multiple stockholders sharing an address. However, if any stockholder at the shared address would like to receive a separate copy of the materials, then we will deliver promptly the additional copies upon written or oral request.

If you are a record holder, you can make a request by delivering a notice to Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-866-540-7095.

If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive separate copies of the materials.

Please see question 20 to determine if you are a record holder or a beneficial holder.

17.I share an address with one or more other stockholders and we each received separate copies of the annual meeting materials. Can we receive only one set of materials for future meetings?

Yes. If you are a record holder, please make a request by contacting Broadridge Financial Solutions at the address or phone number provided in question 16. If you are a beneficial holder, please contact your broker or nominee for instructions on how to receive one set of materials for future meetings.

Please see question 20 to determine if you are a record holder or a beneficial holder.

18.How can I receive proxy materials for future annual meetings electronically?

To sign-up for email notification and electronic delivery of proxy materials for our future annual meetings, please visit enroll.icsdelivery.com/RDFN.

19.Where can I find my control number?

Your control number is the sixteen-digit number found next to the label "Control Number" in the body of your email, if you received email notification, or your proxy card, voting instruction form, or notice of Internet availability of proxy materials, if you received paper notification.

20.Am I a record holder or a beneficial holder? What is the difference?

If the shares that you own are registered in your name with American Stock Transfer & Trust Company, our transfer agent, then you are a record holder of our shares and can vote your shares directly. If the shares that you own are registered in the name of a broker or other nominee, then you are a beneficial holder of our shares and must instruct your broker or nominee on how to vote your shares. Please see question 8 for how to vote your shares or provide voting instructions to your broker or nominee. If you are a beneficial holder and your broker or nominee does not receive instructions from you, then it may lack discretion to vote your shares, as described in question 6.

21.What is the address for Redfin’s principal executive offices?

The address for our principal executive offices is 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Legal Department. We also encourage you to email any correspondence to us at legal@redfin.com.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors currently consists of ten directors and is divided into three classes, designated as Class I, Class II, and Class III. Directors in Class II are standing for election at the annual meeting. Robert Mylod, Jr. has notified us that he will not stand for reelection at the meeting and will leave our board effective immediately after the annual meeting. At the meeting, stockholders will vote on a proposal to declassify our board by our 2025 annual meeting. See proposal 4 for more information. If proposal 4 is approved, directors in Class B and Class A will stand for election at the 2023 and 2024 annual meeting, respectively, and our board of directors will be declassified by our 2025 annual meeting. If proposal 4 is not approved, directors in Class III and Class I will stand for election at the 2023 annual meeting and 2024 annual meeting, respectively.

Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Julie Bornstein, Brad Singer, and Selina Tobaccowala for election as Class II directors. For more information about each Class II director nominee, including why we believe each nominee is qualified to serve as a director, see "Class II Director Nominees" below. If a Class II director nominee is unable to serve, or for good cause will not serve, as a director, then the proxy holders will vote a returned proxy for the election of a substitute nominee who is proposed by our board of directors. If elected at the meeting, the Class II directors will serve until the 2025 annual meeting and until such director's successor is elected and qualified, or, if earlier, such director's resignation or removal.

We evaluated the independence of our directors based on the listing standards of Nasdaq, which is where our common stock is listed, and concluded that each director, other than Glenn Kelman, is independent.

Class II Director Nominees

Julie Bornstein, age 52, has been one of our directors since October 2016. Since February 2018, Ms. Bornstein has been chief executive officer at The Yes (an e-commerce marketplace), which she also co-founded. Previously, Ms. Bornstein was chief operating officer at Stitch Fix (an online personal styling services company) from March 2015 to September 2017. Before that, Ms. Bornstein was chief marketing officer & chief digital officer at Sephora. Ms. Bornstein is currently on the board of directors of two other public companies - sweetgreen and WW International. Ms. Bornstein has a bachelor's degree from Harvard University and an MBA from Harvard Business School. We believe that Ms. Bornstein's senior leadership experience at various online services companies qualifies her to serve on our board of directors.

Brad Singer, age 55, has been one of our directors since March 2022. Mr. Singer was chief operating officer at ValueAct Capital (a venture capital firm) from May 2012 to December 2021 and served as a partner from May 2012 to June 2021. Previously, Mr. Singer was senior executive vice president and chief financial officer at Discovery Communications and chief financial officer & treasurer at American Tower. Mr. Singer is currently on the board of directors of one other public company - sweetgreen - and previously served on the board of directors of another public company - Rolls-Royce. Mr. Singer has a bachelor's degree from the University of Virginia and an MBA from Harvard Business School. We believe that Mr. Singer’s experience as a venture capital investor and a senior finance executive, including as the chief financial officer of a large publicly traded company, qualifies him to serve on our board of directors. One of our other directors recommended Mr. Singer to our nominating and corporate governance committee.

Selina Tobaccowala, age 45, has been one of our directors since January 2014. Since August 2019, Ms. Tobaccowala has been chief digital officer at Openfit (a fitness company). Previously, Ms. Tobaccowala was chief executive officer at Gixo (a fitness company), which she also co-founded, from April 2016 to August 2019. Before that, Ms. Tobaccowala was president and chief technology officer at

SurveyMonkey, senior vice president of product & technology at Tickemaster Europe, and vice president of engineering at Evite.com, which she also co-founded. Ms. Tobaccowala is currently on the board of directors of one other public company - Lazard Growth Acquisition Corp. I. Ms. Tobaccowala has a bachelor's degree from Stanford University. We believe that Ms. Tobaccowala’s technology background and senior leadership experience at multiple online services companies qualifies her to serve on our board of directors.

Class III Continuing Directors

Robert Bass, age 72, has been one of our directors since October 2016. Mr. Bass was a partner at Deloitte & Touche from 1982 to 2012, and served as vice chairman from 2006 to 2012. Mr. Bass is currently on the board of directors of two other public companies - Groupon and Bowlero - and previously served on the board of directors of another public company - Sims Metal Management. Mr. Bass is also currently on the board of trustees of the Blackstone Private Credit Fund and the Blackstone Secured Lending Fund, as well as the board of directors of Apex Tool Group. Mr. Bass has a bachelor's degree from Emory University and an MBA from the Columbia University Graduate School of Business. We believe that Mr. Bass’s knowledge of public company financial reporting and accounting and his accounting firm leadership experience qualifies him to serve on our board of directors.

Glenn Kelman, age 51, has been one of our directors since March 2006. Since September 2005, Mr. Kelman has been our chief executive officer. Previously, Mr. Kelman was vice president of marketing and product management at Plumtree Software, which he also co-founded. Mr. Kelman has a bachelor's degree from the University of California at Berkeley. We believe that Mr. Kelman’s deep understanding of our company and his real estate industry experience qualifies him to serve on our board of directors.

Kerry D. Chandler, age 58, has been one of our directors since August 2020. Since January 2022, Ms. Chandler has served as chief human resources officer of Bombas (an apparel company). Previously, Ms. Chandler was chief human resources officer of Endeavor (a global sports and entertainment company) from December 2018 to January 2022 and was chief human resources officer of Under Armour (a sports apparel and footwear company) from January 2015 to November 2018. Before that, Ms. Chandler was global head of human resources at Christie's, executive vice president of human resources at the National Basketball Association, and senior vice president of human resources at ESPN (a part of The Walt Disney Company) and Hong Kong Disneyland, as well as various human resources roles of increasing responsibility at IBM, Motorola, Exxon, and McDonnell Douglas. Ms. Chandler is also on the board of directors of Lyra Health. Ms. Chandler has a bachelor's degree from Lincoln University, a master's degree from Washington University in St. Louis, and a master's degree from McGill University. We believe that Ms. Chandler's human resources experience across high-growth companies qualifies her to serve on our board of directors.

Class I Continuing Directors

Austin Ligon, age 71, has been one of our directors since September 2010. Since 2006, Mr. Ligon has been a venture investor. Previously, Mr. Ligon served as president and chief executive officer at CarMax, which he also co-founded. Mr. Ligon has bachelor's and master's degrees from the University of Texas at Austin and an MBA from the Yale School of Management. We believe that Mr. Ligon’s experience scaling and managing CarMax from startup to nationwide operations, with extensive online presence and nationally distributed field operations, qualifies him to serve on our board of directors.

David Lissy, age 56, has been one of our directors since February 2018 and has served as chairman of our board since July 2020. Since January 2020, Mr. Lissy has been chairman of Bright Horizons Family Solutions (a publicly traded child care company), where he was also executive chairman from January 2018 to December 2019 and chief executive officer from 2002 to January 2018. Mr. Lissy is also a director of Jumpstart, Scripta Insights, and BeneLynk and chair of the board of trustees of Ithaca College, where he received his bachelor's degree. We believe that Mr. Lissy’s experience leading a publicly traded company, as both a director and an executive officer, qualifies him to serve on our board of directors.

James Slavet, age 52, has been one of our directors since November 2009. Since April 2006, Mr. Slavet has been a partner of Greylock Partners (a venture capital firm). Previously, Mr. Slavet was vice president / general manager in search & marketplace at Yahoo! and chief operating officer at Guru, which he also founded. Mr. Slavet has a bachelor's degree from Brown University and an MBA from Harvard Business School. We believe that Mr. Slavet’s experience advising and managing growth-oriented technology companies, including as an operating executive, qualifies him to serve on our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Board Diversity

Board Diversity Matrix (As of April 28, 2022)*
Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

* The board diversity matrix excludes Mr. Mylod because he will not stand for reelection at the annual meeting and will leave our board of directors effective immediately after the annual meeting.

Board Meetings and Annual Meeting Attendance

During 2021, our board of directors held six meetings and acted by unanimous written consent two times. Each director attended at least 75% of the meetings of our board and each committee on which the director served.

Our policy is to invite and encourage each director to be present at our annual meeting. Each person serving as a director at the time of our 2021 annual meeting attended the meeting.

Communicating with our Board of Directors

For instructions on how to communicate with our board of directors or specific individual directors, please see our Corporate Governance Guidelines available under the "Governance" section of our investor relations website located at investors.redfin.com.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Please see below for information regarding each committee.

Each committee operates under a written charter that outlines the committee’s duties and responsibilities. Each committee periodically reviews and updates, as necessary, its charter to reflect the committee's evolving role. You can obtain the charter for each committee in the “Governance” section of our investor relations website at investors.redfin.com.

Audit Committee
Members	•Robert Bass (Chair)* •Austin Ligon •Robert Mylod, Jr.**

2021 activity	•Held seven meetings •Acted by unanimous written consent one time

Responsibilities
•Review and discuss with management our quarterly and annual financial results and the related earnings releases and earnings guidance distributed to the public
•Discuss with management and our independent auditors the selection, application, and disclosure of critical accounting policies and practices
•Review and discuss with our independent auditors and management their periodic reviews of the adequacy and effectiveness of our accounting and financial reporting processes and systems of internal control, including any significant deficiencies and material weaknesses in their design or operation
•Direct responsibility for the appointment, compensation, retention, oversight and, if appropriate, replacement of our independent auditors

* Our board of directors has determined that Mr. Bass qualifies as an “audit committee financial expert,” as the SEC has defined that term.

** Mr. Mylod will not stand for reelection at the annual meeting and will leave our board of directors effective immediately after the annual meeting. We expect to name Brad Singer to our audit committee following the meeting, assuming that he is elected by our stockholders at the meeting.

Compensation Committee
Members	•James Slavet (Chair) •Kerry D. Chandler •Selina Tobaccowala

2021 activity	•Held three meetings •Acted by unanimous written consent five times

Responsibilities
•Review our overall compensation strategy, including base salary, incentive compensation, and equity-based compensation, to assure that it promotes stockholder interests, supports our objectives, and provides for appropriate rewards and incentives for our management and employees
•Annually review and approve all cash-based and equity-based incentive compensation plans and arrangements
•Annually review all director compensation and benefits for service on our board and committees and recommend to our board the form and amount of director compensation

Nominating and Corporate Governance Committee
Members	•Julie Bornstein (Chair) •Robert Bass

2021 activity	•Held five meetings

Responsibilities
•Develop and recommend policies regarding our director nomination process
•Identify, evaluate, and select, or recommend that our board selects, nominees for election or appointment to our board
•Periodically review and assess the adequacy of our Corporate Governance Guidelines, Code of Conduct and Ethics, and any other compliance policies that the committee deems appropriate

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying and evaluating director nominees. When evaluating a candidate, the committee considers his or her qualifications, expertise, diversity, and experience in totality, without targeting specific qualities or skills or requiring minimum qualifications. With respect to diversity, the committee does not maintain a formal, written policy on considering diversity in identifying nominees, but it may consider differences of viewpoint, professional experience, education, skillset, and other unique qualities and attributes that contribute to heterogeneity across our board of directors, including characteristics such as race, gender, and national origin.

Our nominating and corporate governance committee will consider director candidates recommended by our stockholders. The committee will evaluate a stockholder-recommended candidate in the same manner as other candidates, as described above. Stockholders who wish to recommend a candidate for the committee to consider should send us information regarding the candidate by email to legal@redfin.com or by hardcopy to 1099 Stewart Street, Suite 600, Seattle, WA 98101, Attention: Corporate Secretary.

Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, and each committee of our board of directors oversees and reviews risk in areas that are relevant to it. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board and to our personnel who are responsible for risk assessment, information about the identification, assessment, and management of critical risks.

Along with our management, our audit committee is responsible for reviewing our major financial and cybersecurity risk exposures while our compensation committee is responsible for reviewing our major compensation-related risk exposures. For each risk area, the applicable committee and our management are also responsible for reviewing the steps we have taken to monitor or mitigate any identified exposures. We believe that our current compensation practices do not create risks that are reasonably likely have a material adverse effect on us.

Audit Committee Report

Redfin’s management has primary responsibility for preparing the company’s consolidated financial statements and for its financial reporting process. The audit committee has reviewed, and discussed with management, Redfin’s audited consolidated financial statements for the year ended December 31, 2021. The audit committee provides the company’s board of directors with the information and materials the committee deems necessary to make the board aware of financial matters requiring the attention of the board. The audit committee also meets in executive sessions, without the presence of the company’s management, with Deloitte & Touche LLP, the company’s independent registered public accounting firm. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2021 be included in Redfin’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Robert Bass
Austin Ligon
Robert Mylod, Jr.

Director Compensation

Our board of directors establishes our directors' compensation based on the recommendation of our compensation committee. The committee annually reviews the amount and form of our directors' compensation, including evaluating data regarding market levels of compensation provided by Compensia, a national executive compensation consultant, and recommends any adjustments based on that review.

We compensate our non-employee directors with a combination of cash and equity, in the form of restricted stock unit, or RSU, awards. Glenn Kelman, our chief executive officer, also serves as a director. We compensate Mr. Kelman solely for serving as our chief executive officer – see “Executive Compensation” below – and do not provide additional compensation for his service as a director.

In April 2021, following our compensation committee's annual review of director compensation and upon the committee's recommendation, cash compensation fees for our non-employee directors remained unchanged from 2020, and the annual RSU award increased to $170,000 for our board chair and $145,000 for our other non-employee directors. The annual RSU award was previously $115,000 for all of our non-employee directors, including our board chair.

The table below describes our cash compensation arrangements with our non-employee directors.

Fee type	2021
Board chair fee(1)	$65,000
Board member fee	35,000
Committee chair fee(1)
Audit committee	30,000
Compensation committee	10,000
Nominating and corporate governance committee	10,000
Committee member fee
Audit committee	15,000
Compensation committee	5,000
Nominating and corporate governance committee	5,000

(1) The board chair and each committee chair receives only the fee due to him or her as chair and does not receive an additional fee as a member of our board or a committee.

Immediately following our 2021 annual meeting in June, we granted each of our then non-employee directors, excluding David Lissy, our board chair, a $145,000 RSU award. We granted Mr. Lissy a $170,000 RSU award. We computed the number of RSUs granted by dividing the dollar value of the RSU award by the average closing price of our common stock for the 30 trading days prior to the date of our 2021 annual meeting. These awards vest on June 12, 2022, so long as the non-employee director continues to provide services to us through such date. Our non-employee directors can defer settlement of their annual RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

The following table provides information regarding the compensation earned by our non-employee directors in 2021.

Name	Fees earned or paid in cash ($)	Stock awards(1)(2)(3) ($)	Option awards(3) ($)	Total ($)
Robert Bass	70,000	155,887	—	225,887
Julie Bornstein	45,000	155,887	—	200,887
Kerry D. Chandler	40,000	155,887	—	195,887
Austin Ligon	50,000	155,887	—	205,887
David Lissy	65,000	182,775	—	247,775
Robert Mylod, Jr.	50,000	155,887	—	205,887
James Slavet	45,000	155,887	—	200,887
Selina Tobaccowala	40,000	155,887	—	195,887

(1) As required by the SEC's rules, the amounts in this column represent the grant date fair value of the non-employee director's 2021 RSU award computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our directors from the RSU awards. Please see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021 for the assumptions we made in computing the grant date fair value.

(2) Messrs. Lissy and Mylod, have deferred settlement of their 2021 RSU award to the sixtieth day following the day that they are no longer providing services to us or, if earlier, following a change in control transaction.

(3) The table below reports the number of RSU and stock option awards held by each non-employee director as of December 31, 2021. RSU awards that have vested, but whose settlement into shares have been deferred, are reported separately.

Name	RSU awards	Vested RSUs awards with deferred settlement	Stock option awards
Robert Bass	2,493	—	66,666
Julie Bornstein	2,493	—	20,000
Kerry D. Chandler	2,493	—	—
Austin Ligon	2,493	9,243	37,567
David Lissy	2,923	5,476	—
Robert Mylod, Jr.	2,493	9,243	116,250
James Slavet	2,493	3,767	—
Selina Tobaccowala	2,493	—	—

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information about the 2021 compensation of the named executive officers, or NEOs, listed below.

Name	Position
Glenn Kelman	Chief executive officer
Chris Nielsen	Chief financial officer
Ee Lyn Khoo*	Chief human resources officer
Adam Wiener	President of real estate operations
Bridget Frey	Chief technology officer

* Ms. Khoo's employment with us ended on January 14, 2022. However, she is considered one of our NEOs for 2021 pursuant to the SEC's rules.

Our Business

We help people buy and sell homes. Representing customers in over 100 markets in the United States and Canada, we are a residential real estate brokerage. We pair our own agents with our own technology to create a service that is faster, better, and costs less. We meet customers through our listings-search website and mobile application. We use the same combination of technology and local service to originate mortgage loans and offer title and settlement services; we also buy homes directly from homeowners who want an immediate sale, taking responsibility for selling the home while the original owner moves on. We also offer digital platforms to connect consumers with available apartments and houses for rent. Our mission is to redefine real estate in the consumer’s favor.

Our Process for Setting NEO Compensation

The compensation committee of our board of directors is primarily responsible for setting the compensation of our NEOs. Its responsibilities include determining (i) the dollar amount for each element of our NEOs' direct compensation, (ii) the structure, metrics, and targets we use for our performance-based compensation elements, and (iii) the group of companies we use to evaluate market rates of compensation. When discharging its responsibilities, the committee relies on input from our management and our independent compensation consultant, whose roles are discussed below. David Lissy, our chairman, also assists the committee in determining Mr. Kelman's compensation. After its review and evaluation of input from our management and compensation consultant, the committee recommends to our board of directors the compensation to be paid to our NEOs, and our board approves the compensation following deliberation.

Our management provides our compensation committee with its perspectives on certain aspects of our NEOs' compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each NEO except for himself, Mr. Kelman provides his review of the NEO's individual performance to the committee and recommends an amount of compensation for the NEO, informed by that NEO's individual performance and data regarding market levels of compensation for that NEO's role and scope of responsibility. Mr. Kelman does not participate in deliberations by our board of directors or the committee on his own compensation.

For 2021, our compensation committee engaged Compensia, a national executive compensation consultant. In connection with engaging Compensia, the committee considered the independence factors established by Nasdaq and the SEC and concluded that the engagement did not create any conflicts of interest and that Compensia was independent. Compensia supported the committee by providing input on the compensation of certain of our officers, including our NEOs, and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•update the peer group used to determine the competitive market for executive and director compensation;
•assess the competitiveness of our executive compensation program;
•assess long-term incentive practices for executives; and
•assess the competitiveness of our director compensation program.

Our Compensation Philosophy

Our compensation philosophy is to provide a competitive total pay package that allows us to attract and retain the most qualified individuals to lead our business, while rewarding them largely based on our short-term and long-term financial performance, and for increasing value for our stockholders.

Based on this philosophy, our compensation committee aimed to pay our NEOs in 2021 mostly via equity rather than cash, thereby focusing our NEOs on increasing our company's value over the long-term. Additionally, the committee used at-risk, performance-based equity compensation as a significant component of our NEOs' 2021 compensation, so that they will realize meaningful portions of their compensation only if our company performs at a high level.

Our Considerations in Setting NEO Compensation

Our compensation committee relied primarily on its subjective consideration of various factors to set the amounts of our NEOs' 2021 compensation. First and foremost, the committee, together with our board chairman, evaluated our chief executive officer's performance and the committee considered our chief executive officer's evaluation of each other NEO's performance. The committee also considered each NEO's scope of responsibility, historical compensation with us, and internal pay equity. Additionally, the committee reviewed how our compensation peers pay executives with similar responsibilities, as described in more detail below. Finally, with respect to our chief executive officer's compensation, the committee considered our lack of profitability and our culture of thrift, which informs our belief that our chief executive officer's compensation is largely based on, and should reflect, the efforts of all employees within our company.

In setting the 2021 compensation for Messrs. Kelman, Nielsen, and Wiener and Ms. Frey, our compensation committee reviewed compensation data from a peer group of public companies. We review our peer group annually based on financial and other criteria that include industry, revenue, enterprise value, gross profit, gross margin, product or service offering, and headquarter location. The 20 companies used to evaluate our 2021 compensation decisions for Messrs. Kelman, Nielsen, and Wiener and Ms. Frey are listed below and we refer to them as our primary peers.

2U	Chegg	Marcus & Millichap	Shutterstock
AppFolio	Cornerstone OnDemand	Opendoor Technologies	Stamps.com
Avalara	Envestnet	Overstock.com	The RealReal
Bright Horizons Family Solutions	frontdoor	Q2	TripAdvisor
CarGurus	Guidewire Software	RE/MAX	Zillow Group

Because the compensation peers named above did not have sufficient disclosed data in SEC filings for a position similar to that held by Ms. Khoo, our chief human resources officer, Compensia selected a group of public companies from the Radford Global Technology Survey to provide our compensation committee with comparative market data for Ms. Khoo. These companies, which are listed below, had revenues, enterprise values, and gross profit that were consistent with our primary peers named above. We refer to these companies as the Radford peers.

2U	Black Knight	Conerstone OnDemand	InterDigital	Teradata
8x8	Blackbaud	Coupa Software	Jack Henry & Associates	TTEC
ACI Worldwide	CarGurus	Envestnet	Manhattan Associates	Tyler Technologies
Allscripts Healthcare Solutions	CDK Global	Five9	Nuance Communications	Yelp
AppFolio	Ceridian HCM	frontdoor	Paylocity	Zillow Group
Avalara	Chegg	Guidewire Software	Q2	Zuora

For each NEO, we refer to the applicable compensation data described above as the peer group data and the companies within the applicable peer group data as our compensation peers. In setting each NEO's compensation, our compensation committee did not determine amounts based solely on comparison against certain compensation percentiles within the peer group data. Rather, the committee used these percentiles to obtain a general understanding of our compensation peers' practices and then relied on its judgment, including consideration of the factors described above in totality, to set an NEO's compensation.

Elements of Our NEOs' Direct Compensation

The table below describes the principal elements of our executive compensation program in 2021.

Element	Description	Objective	Recipient
Base salary	Bi-weekly cash payment	•Provide a guaranteed level of income	Each NEO
Executive bonus plan	Annual cash payment based on our achievement of financial and diversity metrics	•Provide opportunity to earn additional cash compensation by achievement of certain annual company goals	Each NEO, other than CEO
Restricted stock unit, or RSU, awards	Grant of RSUs that vest into shares of our common stock over four years	•Align officer's and stockholders' interests by rewarding creation of long-term stockholder value •Retention through use of a multi-year vesting schedule	Each NEO, other than CEO
Performance stock unit, or PSU, awards	Grant of PSUs that are earned and settle in shares of our common stock at the end of a three-year period based on our achievement of objectives during that period	•Incentivize long-term company achievements •Align officer's and stockholders' interests by rewarding creation of long-term stockholder value	Each NEO, other than CEO

We use the following terms when describing our NEOs' compensation.

•Target total direct compensation. This amount is the sum of an NEO's target cash compensation and target equity compensation.

•Target cash compensation. This amount is the sum of an NEO's base salary and his or her target payment under our executive bonus plan.
•Target equity compensation. This amount is the sum of the dollar value of an NEO's RSU award and the target dollar value of his or her PSU award.

Target Cash Compensation

The cash component of an NEO's target total direct compensation consisted of base salary and, other than Mr. Kelman, a potential payment under our executive bonus plan, where each NEO has an opportunity to earn threshold, target, and maximum amounts based on our actual performance as measured against one or more financial or operating goals. For each year's executive bonus plan, our compensation committee can establish any financial or operating goal that applies to our company as a whole or any of our departments, and goals may vary from year to year at the committee's discretion.

Because we suspended our 2020 executive bonus plan, there was not a potential payment under the plan for 2020. Nonetheless, to ensure comparability with each NEO's target cash compensation against prior and future years, each NEO's target cash compensation for 2020 continued to consist of base salary and a target payment under the plan. However, each NEO could have earned only the base salary portion of his or her target cash compensation. We resumed our executive bonus plan in 2021, as described below.

The table below sets forth our NEOs' target cash compensation for 2021, compared to 2020.

NEO	2020 target cash compensation(1)	2021 target cash compensation
Glenn Kelman	$300,000	$300,000
Chris Nielsen	$700,000	$700,000
Ee Lyn Khoo(2)	N/A	$550,000
Adam Wiener	$600,000	$600,000
Bridget Frey	$550,000	$550,000

(1) Includes both a base salary and a target payment under our 2020 executive bonus plan. However, each NEO could have earned only the base salary portion because we suspended our executive bonus plan for 2020.

(2) Ms. Khoo started employment with us in 2021 and therefore did not receive any 2020 compensation from us. For more information about Ms. Khoo's 2021 compensation, please see "—Ms. Khoo's 2021 Compensation" below.

In setting our NEOs' target cash compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the peer group data to gain an understanding of target cash compensation for our compensation peers' executives. With respect to Mr. Kelman's target cash compensation, the committee also considered his request for no or a minimal increase to his base salary and to be paid a bonus only when we achieve profitability.

After determining the target cash compensation for each NEO, our compensation committee first set the 2021 base salary for the NEO and then established a target payout for the NEO under our 2021 executive bonus plan. This payout represented the difference between an NEO's target cash compensation and his or her base salary. The committee maintained our NEOs' base salaries and target payments under our 2021 executive bonus plan at the 2020 amounts. These amounts are reflected in the tables below.

NEO	2020 base salary	2021 base salary
Glenn Kelman	$300,000	$300,000
Chris Nielsen	$500,000	$500,000
Ee Lyn Khoo	N/A	$350,000
Adam Wiener	$400,000	$400,000
Bridget Frey	$350,000	$350,000

NEO	Target payment under 2020 executive bonus plan(1)	Target payment under 2021 executive bonus plan
Glenn Kelman(2)	$—	$—
Chris Nielsen	$200,000	$200,000
Ee Lyn Khoo	N/A	$200,000
Adam Wiener	$200,000	$200,000
Bridget Frey	$200,000	$200,000

(1) Our 2020 executive bonus plan was suspended and our NEOs could not have received a payment under the plan. Our compensation committee established these target payments to ensure comparability with each NEO's target cash compensation against prior and future years.

(2) At Mr. Kelman's request, he will participate in the annual executive bonus plan only if we budget for positive net income for the year. Additionally, if Mr. Kelman participates in the plan for a given year, then he will receive a payout only if we achieve positive net income for that year. We did not budget for positive net income in either 2020 nor 2021. Accordingly, Mr. Kelman did not participate in the executive bonus plan for those years.

Our 2021 executive bonus plan had a potential payout ranging from 0 to 150% of an NEO's target. The payout depended on our achievement of the financial and diversity goals described below. Financial goals accounted for 75% of the target payout, and diversity goals, which we added to our executive bonus plan in 2021, accounted for 25%.

The financial goals measure our achievement of 2021 revenue across three of our financial reporting segments, as well as our 2021 net loss, adjusted to exclude our RentPath business that we acquired in April 2021. The three revenue goals are for our (i) real estate services segment, (ii) properties segment, and (iii) other segment. Our "real estate services" segment consists of our brokerage and partner businesses, and our "properties" segment consists largely of our RedfinNow business. Our "other" segment consists largely of our title business and other ancillary sources of revenue. For purposes of evaluating achievement of other segment revenue, our compensation committee included revenue from our mortgage segment because our mortgage business was within the other segment when the committee initially established our 2021 executive bonus plan, but our mortgage business became its own reporting segment when we prepared our 2021 audited financial statements. The net loss goal is our 2021 net loss, adjusted to exclude losses attributable to our RentPath subsidiary, as well as transaction expenses associated with the acquisition. The same financial goals applied to each NEO.

The diversity goals measure the percentage of management employees and individual contributor employees who are persons of color or underrepresented minorities, depending on the Redfin business unit being assessed. NEOs' diversity goals were based on one of three business units that related to their general oversight: our real estate businesses (i.e., field), our administrative departments (i.e., headquarters), or both (i.e., company-wide). Mr. Nielsen and Ms. Frey were subject to headquarters diversity goals, Ms. Khoo was subject to company-wide diversity goals, and Mr. Wiener was subject to field diversity goals.

The table below shows the achievement by each NEO of the financial and diversity goals, along with the amount they earned under our 2021 executive bonus plan.

NEO	Target Payment under 2021 Executive Bonus Plan	Achievement of Financial Goals	Achievement of Diversity Goals	Total Achievement	Amount Earned under 2021 Executive Bonus Plan
Chris Nielsen	$200,000	42.5%	37.5%	80.0%	$160,000
Ee Lyn Khoo(1)	$200,000	42.5%	28.1%	70.6%	$141,200
Adam Wiener	$200,000	42.5%	18.75%	61.3%	$122,600
Bridget Frey	$200,000	42.5%	37.5%	80.0%	$160,000

(1) While Ms. Khoo earned $141,200 pursuant to our 2021 executive bonus plan, she did not receive any payments under the plan because her employment had ended before we paid the earned amount.

The table below details the threshold, target, and maximum amounts, as well as the actual achievement, with respect to each goal. Achievement of goals between each of the levels was measured on a straight-line interpolation basis, and the corresponding payment was likewise determined on a corresponding straight-line interpolation basis.

	Threshold		Target		Maximum		Actual
Goal	Achievement	Payout	Achievement	Payout	Achievement	Payout	Achievement	Payout
Financial goals(1)
Real estate services revenue	$781,450	0%	$903,265	35.0%	$970,300	52.5%	$903,334	35.0%
Properties revenue	$440,341	0%	$719,502	5.0%	$800,000	7.5%	$880,653	7.5%
Other revenue	$51,160	0%	$61,160	10.0%	$71,160	15.0%	$33,426	0.0%
Net loss(2)	$(33,460)	0%	$(13,460)	25.0%	$0	37.5%	$(58,683)	0.0%
Financial goals subtotal		0%		75.0%		112.5%		42.5%
Diversity goals - company wide
Field individual contributors	32.0%	0%	33.5%	6.25%	34.2%	9.38%	35.6%	9.38%
Field managers	25.4%	0%	28.2%	6.25%	29.4%	9.38%	24.2%	0.0%
Headquarters individual contributors	12.6%	0%	13.0%	6.25%	13.6%	9.38%	14.8%	9.38%
Headquarters managers	26.7%	0%	29.8%	6.25%	30.4%	9.38%	36.0%	9.38%
Diversity goals - company wide - subtotal		0%		25.0%		37.5%		28.1%
Diversity goals - field
Diversity: field individual contributors	32.0%	0%	33.5%	12.5%	34.2%	18.75%	35.6%	18.75
Diversity: field managers	25.4%	0%	28.2%	12.5%	29.4%	18.75%	24.2%	0%
Diversity goals - field - subtotal		0%		25.0%		37.5%		18.75
Diversity goals - headquarters
Headquarters individual contributors	12.6%	0%	13.0%	12.5%	13.6%	18.75%	14.8%	18.75%

Headquarters managers	26.7%	0%	29.8%	12.5%	30.4%	18.75%	36.0%	18.75%
Diversity goals - headquarters - subtotal		0%		25.0%		37.5%		37.5%

(1) All financial goals are reported in thousands of dollars.

(2) Actual net loss of $58,683 reflects our net loss of $109,613, as reported in our 2021 audited financial statements, adjusted to exclude (i) $43,067 of loss attributable to RentPath following our acquisition on April 2, 2021 and (ii) $7,863 of one-time transaction expenses associated with our acquisition of RentPath.

Target Equity Compensation

Other than for Mr. Kelman, the equity component of an NEO's target total direct compensation consisted of (i) time-based RSU awards that vest into shares of our common stock dependent on the NEO's continued service with us and (ii) PSU awards that are earned and settle into shares of our common stock dependent on (A) our achievement of three pre-established performance objectives, each of which can be achieved independently of the other two, and (B) the NEO's continued service with us. For Mr. Kelman, our compensation committee did not grant him any equity compensation in light of Mr. Kelman's request to again not receive any equity in 2021. The committee also considered (i) the performance-based stock options granted to Mr. Kelman in 2019 that have a performance condition spanning from 2019 through 2021 and (ii) Mr. Kelman's existing equity ownership in our company. The committee believed that these two factors appropriately incentivized Mr. Kelman in 2021 without further equity compensation.

The table below sets forth our NEOs' target equity compensation for 2021, compared to 2020.

	2020 equity compensation			2021 equity compensation
NEO	RSU award(1)	PSU award(1)	Target equity compensation	RSU award(1)	PSU award(1)	Target equity compensation
Chris Nielsen	$625,000	$625,000	$1,250,000	$785,000	$785,000	$1,570,000
Ee Lyn Khoo(2)	N/A	N/A	N/A	$450,000	$450,000	$900,000
Adam Wiener	$725,000	$725,000	$1,450,000	$1,050,000	$1,050,000	$2,100,000
Bridget Frey	$700,000	$700,000	$1,400,000	$800,000	$800,000	$1,600,000

(1) Our compensation committee granted RSUs and PSUs based on the dollar values in the table. To determine the number of shares underlying these awards, we converted the dollar value of the award into a number based on the average closing price of our common stock for the 30 trading days prior to the date of our compensation committee's approval of the grant.

(2) The amounts in the table for Ms. Khoo represent the grants to her in connection with our annual executive compensation review. Ms. Khoo also received $1,450,000 in equity awards in connection with her offer to join our company, as discussed below under "—Ms. Khoo's 2021 Compensation."

In setting our NEOs' target equity compensation, our compensation committee considered the factors described under "Our Considerations in Setting NEO Compensation" above, including looking at the peer group data to gain an understanding of target equity compensation for our compensation peers' executives. The committee also sought to grant RSUs and PSUs in equal proportions to balance the three considerations of driving specific company performance goals, alignment with our stockholders' interests, and retention.

RSU award. One quarter of each NEO's 2021 RSU award will vest on May 20, 2022 and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by May 20, 2025, subject to the NEO's continued service on each applicable vesting date.

PSU award. Each PSU award has three performance objectives, and each objective can be achieved independently of the other two. The dollar value of each NEO's PSU award described in the table above, and the corresponding number of PSUs, reflect the target number of PSUs granted. This target number is equally allocated among the three performance objectives. For each objective, the actual number of PSUs that may be earned and settle into shares of our common stock will depend on our achievement of that objective.

Each performance objective has threshold, target, and maximum levels, with achievement resulting in 25%, 100%, and 200%, respectively, of the target number of PSUs for that objective being earned. If we achieve below the threshold level for an objective, then no PSUs allocated to that objective will be earned. Achievement between each of the levels will be measured on a straight-line interpolation basis, and the corresponding number of PSUs will likewise be determined on a corresponding straight-line interpolation basis. Any PSUs that are earned at the end of the three-year performance period will vest and settle into shares of our common stock upon the committee's certification of the achievement level.

The table below describes the three performance objectives for our 2021 PSU awards.

Performance objective	Performance period	What it measures
Aggregate gross profit	January 1, 2021 - December 31, 2023	Our progress on our drive towards profitability
Market share	January 1, 2023 - December 31, 2023	Our ability to grow our real estate services business
Relative total shareholder return (TSR)	June 1, 2021 - December 31, 2023	Our achievement of long-term investment returns for our shareholders

Aggregate gross profit. Our aggregate gross profit for the three-year performance period is the sum of the gross profit reported in our annual report for each of the three years and as calculated in accordance with U.S. Generally Accepted Accounting Principles.

Market share. Market share is our U.S. market share by value for 2023, as reported in our 2023 annual report. We calculate our market share by aggregating the home value of brokerage transactions and our partner transactions, which we collectively refer to as real estate services transactions. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales. We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. existing home sales by the mean sale price of these homes, each as reported by the National Association of REALTORS®.

Relative total shareholder return (TSR). Relative TSR measures the change in our stock price relative to the change in stock prices for companies in the S&P 400 MidCap Index, or S&P 400 (in each case, adjusted to reflect any reinvested dividends). We will determine the change in stock price based on the average closing price for the 30 trading days at the end of the performance period relative to the same period immediately preceding the commencement of the performance period. Only companies that were part of the S&P 400 at the beginning of the performance period and that remain publicly traded at the end of the performance period will be considered. The beginning of the performance period - June 1, 2021 - represents the grant date for our 2021 PSU awards.

Ms. Khoo's 2021 Compensation

Ms. Khoo joined us as chief human resources officer in January 2021. Due to her beginning employment with us early in the year, she received two compensation packages during 2021 - one in connection with her joining our company and one as part of our annual executive compensation review. Our compensation committee approved both packages. When approving our offer to Ms. Khoo to join our company, the committee reviewed market data from Compensia and considered various factors, including: (i) the competitive landscape for recruiting a chief human resources officer; (ii) the potential appreciation of our stock price relative to other possible employers for Ms. Khoo, and (iii) the compensation of our other executive officers and internal pay equity.

Upon joining our company, Ms. Khoo's base salary and target payout under our executive bonus was $350,000 and $200,000, respectively. These amounts did not change in connection with our annual executive compensation review. As part of Ms.Khoo's employment offer, we agreed to pay Ms. Khoo a $1,050,000 signing bonus in two installments. We paid the first installment of $650,000 in January 2021. Ms. Khoo's employment with us ended in January 2022, before she was due to be paid the second installment of her signing bonus, as well as the amount that she had earned under our 2021 executive bonus plan.

As part of the offer for Ms. Khoo to join our company, we granted her an RSU award having an aggregate value of $1,000,000 and a PSU award having a target aggregate value of $450,000 in March 2022, which was during the first open trading window to grant employee equity awards after Ms. Khoo's start date. We converted the dollar value of the award into a number based on the average closing price of our common stock for the 30 trading days prior to the date of our compensation committee's approval of the grant. The RSU award was scheduled to vest over four years, following our standard vesting schedule for new employees' RSU awards. The performance objectives for the PSU award matched those of the PSU awards granted to our executives in December 2020.

During our annual executive compensation review, Ms. Khoo received additional RSU and PSU awards, each having an aggregate market value of $450,000, as described above under "—Elements of Our NEOs' Direct Compensation—Target Equity Compensation."

Results of PSUs and Performance Stock Options Granted in 2019

In 2019, we granted PSUs to our executives other than Mr. Kelman, and performance stock options to Mr. Kelman, that would be earned based on our aggregate gross profit from 2019 through 2021, as calculated in accordance with U.S. Generally Accepted Accounting Principles and reported in our audited financial statements for each individual year. Each executive would earn a percentage of his or her target PSUs and stock options, as applicable, based on our aggregate gross profit, as set forth in the table below. Our aggregate gross profit was $780,033,137. Accordingly, each executive who received a 2019 PSU award (which includes each NEO other than Mr. Kelman and Ms. Khoo) and Mr. Kelman, with respect to his performance stock options, received 200% of the award's target amount, with such awards vesting in full in February 2022 upon our compensation committee's certification of the gross profit achievement level.

Aggregate gross profit achievement level	PSUs earned as a percentage of target number
≥$478,000,000	25%
≥$628,000,000	100%
≥$698,000,000	200%

Other Benefits Available to Our NEOs

In addition to the elements of direct compensation described above, our NEOs are also eligible to receive other standard employee benefits. Consistent with our culture of thrift, we do not offer our NEOs any benefit that is unavailable on the same basis to our other full-time employees. The most significant of these benefits include (i) health and life insurance coverage, (ii) paid-time off, (iii) the opportunity to purchase shares of our common stock at a discount pursuant to our 2017 Employee Stock Purchase Plan, (iv) the ability to contribute to a 401(k) retirement plan, including a company match of up to $2,000 on contributions beginning in 2022, and (v) the opportunity to purchase transit and parking using pre-tax dollars.

Agreements with Our NEOs

We do not have an employment agreement with any of our NEOs, but we have entered into employment offer letters with each NEO. Pursuant to these offer letters, each NEO is an "at-will" employee, receives a base salary, has the opportunity to earn an incentive bonus under our executive bonus plan, and is eligible to receive our standard employee benefits.

We have entered into a change in control and severance agreement with each of our NEOs that provides for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Please see "Potential Payments upon Termination or Change in Control—Change in Control Severance Agreement" below for more information.

Share Ownership and Anti-Hedging Policies

We have adopted a share ownership policy that requires each NEO to beneficially own a minimum dollar value of our common stock, after being an executive officer for four years. We also prohibit each NEO from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of our common stock owned by the NEO. For more information about these policies, please see "Our Corporate Governance" below.

Certain Tax and Accounting Impacts of Our NEO Compensation

The Tax Cuts and Jobs Acts of 2017 amended a tax law that governed whether we can deduct certain types of compensation paid to an NEO that exceeds $1,000,000 for any year. For this purpose, compensation is based on tax laws and is not necessarily the same as the amount reported for an NEO in the Summary Compensation Table below. Because of uncertainties in the interpretation and implementation of the amendment, there is no guaranty on whether we will be able to fully deduct our NEOs' compensation.

We record compensation expense for the equity awards granted to our NEOs based on the grant date fair value of the awards, and we recognize the expense over the service period for the award. We determine both the grant date fair value and the service period based on accounting standards. To the extent an NEO forfeits his or her award or we determine that the probable outcome of the PSU award's performance condition is no longer the same as it was on the grant date, then we will adjust, in the period of the forfeiture or determination, the previously recognized expense.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" above. Based on this review and discussion, the compensation committee recommended to Redfin's board of directors that the "Compensation Discussion and Analysis" section be included in this proxy statement.

James Slavet
Kerry D. Chandler
Selina Tobaccowala

Summary Compensation Table

The following table provides information regarding our NEOs' compensation for 2021, 2020, and 2019.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(2)(3) ($)	Option awards(3)(4) ($)	Non-equity incentive plan compensation(5) ($)	Total ($)
Glenn Kelman (chief executive officer)	2021	299,341	—	—	—	—	299,341
	2020	63,132	477	—	—	—	63,609
	2019	284,368	—	—	797,915	—	1,082,283
Chris Nielsen (chief financial officer)	2021	501,374	—	1,616,354	—	160,000	2,277,728
	2020	470,275	477	1,486,497	—	—	1,957,249
	2019	418,324	—	1,107,790	—	109,904	1,636,018
Ee Lyn Khoo(1) (chief human resources officer)	2021	342,308	650,000	2,022,661	—	141,200	3,156,169
Adam Wiener (president of real estate operations)	2021	401,099	—	2,162,070	—	122,600	2,685,769
	2020	396,044	477	1,724,318	—	—	2,120,839
	2019	368,187	—	1,329,348	—	109,904	1,807,439
Bridget Frey (chief technology officer)	2021	350,962	—	1,647,196	—	160,000	2,158,158
	2020	346,539	477	1,664,888	—	—	2,011,904
	2019	334,506	—	1,329,348	—	109,904	1,773,758

(1) Ms. Khoo's employment with us ended on January 14, 2022. Ms. Khoo's stock awards include two sets of grants - one for joining our company and one as part of our annual executive compensation review. For a discussion of these awards and her $650,000 bonus, please see "Compensation Discussion and Analysis—Ms. Khoo's 2021 Compensation." While Ms. Khoo earned $141,200 pursuant to our 2021 executive bonus plan, she did not receive any payments under the plan because her employment had ended before we paid the earned amount. We have included the earned amount in the table, as required by SEC rules.

(2) The amounts in this column represent the aggregate grant date fair value of RSU awards and PSU awards. We computed the grant date fair value of the 2021 PSU awards as follows: (i) assuming 100% achievement of target for the 1/3 of shares subject to the aggregate gross profit performance metric, which was the probable outcome of such performance condition on the grant date, (ii) assuming 100% achievement of target for the 1/3 of shares subject to the market share performance metric, which was the probable outcome of such performance condition on the grant date, and (iii) based on a Monte Carlo simulation for the 1/3 of shares subject to the relative total shareholder return performance metric. Assuming maximum achievement of the 2021 PSU awards' performance conditions, the grant date fair value of (i) the 2021 PSU awards would have been $1,361,214 for Mr. Nielsen, $1,368,220 for Ms. Khoo, $1,820,801 for Mr. Wiener, and $1,387,187 for Ms. Frey and (ii) all 2021 RSU awards and PSU awards would have been $2,126,692 for Mr. Nielsen, $2,533,038 for Ms. Khoo, $2,844,723 for Mr. Wiener, and $2,167,271 for Ms. Frey.

(3) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards. Please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for the assumptions we made in computing the grant date fair value.

(4) The amounts in this column represent the aggregate grant date fair value of stock option awards.

(5) The amounts in this column represent the amounts earned under our executive bonus plan for the respective year.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of awards to our NEOs, other than Mr. Kelman who did not receive any grants, during 2021 pursuant to our executive bonus plan and, with respect to equity awards, our 2017 Equity Incentive Plan.

Name	Grant date	Estimated possible payout under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units(3) (#)	Grant date fair value of stock awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris Nielsen		0	200,000	300,000
	6/1/2021							13,207	765,478
	6/1/2021				3,301	13,207	26,414		850,877
Ee Lyn Khoo		0	200,000	300,000
	3/8/2021							12,247	726,002
	3/8/2021				1,377	5,511	11,022		370,082
	6/1/2021							7,571	438,815
	6/1/2021				1,892	7,571	15,142		487,761
Adam Wiener		0	200,000	300,000
	6/1/2021							17,666	1,023,921
	6/1/2021				4,416	17,666	35,332		1,138,149
Bridget Frey		0	200,000	300,000
	6/1/2021							13,459	780,084
	6/1/2021				3,364	13,459	26,918		867,112

(1) The amounts in this column represent possible payouts under our 2021 executive bonus plan.

(2) The amounts in this column represent the potential shares that could be earned pursuant to PSU awards.

(3) The amounts in this column represent RSU awards.

(4) As required by the SEC's rules, the amounts in this column represent the aggregate grant date fair value of equity awards computed in accordance with the applicable accounting standard. We computed the grant date fair value of PSU awards as follows: (i) assuming 100% of target for the 1/3 of shares subject to the aggregate gross profit performance metric, which was the probable outcome of such performance condition on the grant date, (ii) assuming 100% of target for the 1/3 of shares subject to the market share performance metric, which was the probable outcome of such performance condition on the grant date, and (iii) based on a Monte Carlo simulation for the 1/3 of shares subject to the relative total shareholder return performance metric. These amounts do not correspond to the actual economic value that may be received by our NEOs from the equity awards.

Outstanding Equity Awards at Year-End Table

The following table provides information regarding our NEOs' outstanding option, RSU, and PSU awards as of December 31, 2021.

		Option Awards				Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(1) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(1) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)
Glenn Kelman	7/26/2013	211,111		3.75	11/26/2023
	11/23/2015	483,333		8.61	11/24/2025
	2/03/2016	10,047		8.97	2/03/2026
	9/27/2016	8,148		8.10	9/29/2026
	6/14/2017	1,296		10.80	6/14/2027
	N/A		300,000(5)	27.50	6/1/2029
Chris Nielsen	6/17/2013	517,099		2.25	8/2/2023
	5/2/2016	83,333		9.15	5/11/2026
	5/1/2017	166,666		10.80	6/14/2027
	5/20/2018					3,656	140,354
	5/20/2019					9,947	381,865
	12/1/2020					8,770	336,680
	6/01/2021					13,207	507,017
	N/A							53,050(4)	2,036,590
	N/A							18,710(5)	718,277
	N/A							13,207(6)	507,017
Ee Lyn Khoo	3/8/2021					12,247	470,162
	6/1/2021					7,571	290,651
	N/A							5,511(6)	211,567
	N/A							7,571(6)	290,651
Adam Wiener	5/1/2015	91,807		8.61	10/28/2025
	5/2/2016	59,722		9.15	5/11/2026
	5/2/2016	29,861		8.10	9/28/2026
	5/1/2017	73,881		10.80	6/14/2027
	5/20/2018					3,094	118,779
	5/20/2019					11,937	458,261
	12/1/2020					10,174	390,580
	6/1/2021					17,666	678,198
	N/A							63,660(4)	2,443,907
	N/A							21,703(5)	833,178
	N/A							17,666(6)	678,198
Bridget Frey	4/1/2013	103,203		1.77	06/18/2023
	11/25/2013	37,081		3.75	11/26/2023
	5/4/2014	6,509		6.42	07/10/2024
	8/24/2014	5,807		6.39	10/14/2024
	1/1/2015	135,333		7.38	04/13/2025
	5/1/2015	51,116		8.61	10/28/2025
	5/2/2016	99,999		9.15	05/11/2026
	5/1/2017	16,666		10.80	06/14/2027
	5/20/2018					3,094	118,779
	5/20/2019					11,937	458,261
	12/1/2020					9,823	377,105

		Option Awards				Stock Awards
Name	Vesting commencement date	Number of securities underlying unexercised options exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options(1) (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(1) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)
	6/01/2021					13,459	516,691
	N/A							63,660(4)	2,443,907
	N/A							20,955(5)	804,462
	N/A							13,459(6)	516,691

(1) Subject to the NEO's continuing service and our achievement of the award's performance condition(s) at least the threshold level, the award is earned and vests or becomes exercisable upon our compensation committee's certification of our achievement of the performance condition(s) following the end of the award's three-year performance period.

(2) Subject to the NEO's continuing service, one quarter of the RSU award vests on the one year anniversary of the vesting commencement date and the remaining amounts vest equally each quarter thereafter, such that the entire award will be vested on the four year anniversary of the vesting commencement date.

(3) The market value is based on the closing price of our common stock on December 31, 2021.

(4) Represents the maximum number of shares that may be earned under the award.

(5) Represents the maximum number of shares that may be earned under one of the three performance conditions under the award and the target number of shares that may be earned under two of the three performance conditions under the award.

(6) Represents the target number of shares that may be earned under each of the three performance conditions under the award.

Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options and vesting of RSU awards during 2021.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Glenn Kelman	180,313	9,717,068	—	—
Chris Nielsen	46,500	2,639,895	19,205	1,092,051
Ee Lyn Khoo	—	—	—	—
Adam Wiener	154,868	9,290,427	20,247	1,146,211
Bridget Frey	195,701	10,164,452	20,037	1,135,679

(1) As required by the SEC's rules, the value realized (i) with respect to exercise of stock options, is based on the difference between the closing price of our common stock on the day of exercise and the exercise price of the option award and (ii) with respect to vesting of RSU awards, is based on the closing price of our common stock on the vesting date. These amounts do not correspond to the actual economic value that was received by our NEOs from such exercise or vesting.

Potential Payments upon Termination or Change in Control

Change in Control Severance Agreement

Each NEO has a change in control severance agreement, or change in control agreement, with us. The change in control agreement provides that the NEO will receive the payments and benefits described below upon either (i) a termination by us of the NEO’s employment without “cause” or (ii) a voluntary resignation by the NEO from his or her employment with “good reason,” in each case during the period three months before a “change in control” and ending 12 months after a “change in control” of our company. The change in control agreement defines the terms “cause,” “good reason,” and “change in control.” We refer to either of these terminations of employment as a “qualifying termination.” The payments and benefits provided by the change in control agreement are contingent upon the consummation of the change in control of our company and the NEO executing a release of claims in favor of our company. The change in control agreement for each NEO expires in July 2023.

In the event of qualifying termination, the NEO will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) have then-outstanding and unvested non-performance-based stock option and RSU awards accelerate and become vested as if the NEO had continued in service for an additional 24 months. Mr. Kelman's performance stock option award and each other NEO's PSU awards that are deemed earned upon a change in control, as described below, are eligible for acceleration and vesting to the same extent as non-performance-based stock option and RSU awards.

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested non-performance-based stock option and RSU awards held by the NEO, then those awards will accelerate in full.

PSU Award Agreements and Mr. Kelman's Performance Stock Option Agreement

Under the award agreement for our PSU awards and Mr. Kelman's performance stock option award, if a change in control (as defined in the applicable award agreement) occurs and the NEO is providing service to us through the change in control, then the award's performance metrics will be deemed achieved at 100% of target (other than the relative TSR metric for our PSU awards granted in 2020 and 2021, whose achievement will be determined by our board, or a board committee, as constituted immediately prior to the change in control).

The resulting number of earned awards will then become subject to time-based vesting, and the NEO will vest 100% of these earned awards as of the end of the performance period originally applicable to the award. To the extent earned but unvested at the time of a change in control, these earned awards are eligible for acceleration and vesting pursuant to the NEO's change in control agreement, as described above.

If, however, a successor entity does not assume, convert, replace, or substitute the resulting number of earned awards, then these earned awards will accelerate and become vested immediately prior to the consummation of the change in control.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan, or 2017 plan, governs all of our NEOs' equity awards, other than the stock option awards governed by our 2004 plan. Pursuant to our 2017 plan, if, upon a change in control (defined as a "corporate transaction" in our 2017 plan), a successor entity does not assume, convert, replace, or substitute outstanding equity award, then the award will accelerate and become vested immediately prior to the consummation of the change in control.

Estimated Value of Payments and Benefits

The table below provides the estimated value of the payments and benefits that would have been received by our NEOs in the following scenarios:

•a change in control of our company occurred on December 31, 2021 and the successor entity assumed, converted, or substituted the NEO's equity awards;
•a change in control of our company occurred on December 31, 2021 and the successor entity did not assume, convert, or substitute the NEO's equity awards;
•a change in control of our company occurred on December 31, 2021, the successor entity assumed, converted, or substituted the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2021 immediately following the change in control; and
•a change in control of our company occurred on December 31, 2021, the successor entity did not assume, convert, or substitute the NEO's equity awards, and each NEO had a qualifying termination on December 31, 2021 immediately following the change in control.

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Glenn Kelman
Change in control and successor assumed equity awards	—	—	—	—	—	—
Change in control and successor did not assume equity awards(3)	—	—	1,633,500	—	—	1,633,500
Change in control, successor assumed equity awards, and qualifying termination(4)	150,000	3,966	1,633,500	—	—	1,787,466
Change in control, successor did not assume equity awards, and qualifying termination(3)	150,000	3,966	1,633,500	—	—	1,787,466
Chris Nielsen
Change in control and successor assumed equity awards	—	—	—	—	—	—
Change in control and successor did not assume equity awards(3)	—	—	—	1,365,916	2,064,000	3,429,916
Change in control, successor assumed equity awards, and qualifying termination(4)	250,000	12,306	—	1,108,434	2,064,000	3,434,740
Change in control, successor did not assume equity awards, and qualifying termination(3)	250,000	12,306	—	1,365,916	2,064,000	3,692,222
Ee Lyn Khoo
Change in control and successor assumed equity awards	—	—	—	—	—	—
Change in control and successor did not assume equity awards(3)	—	—	—	760,813	502,218	1,263,031
Change in control, successor assumed equity awards, and qualifying termination(4)	200,000	4,080	—	581,263	502,218	1,287,561
Change in control, successor did not assume equity awards, and qualifying termination(3)	200,000	4,080	—	760,813	502,218	1,467,111
Adam Wiener
Change in control and successor assumed equity awards	—	—	—	—	—	—
Change in control and successor did not assume equity awards(3)	—	—	—	1,645,818	2,525,025	4,170,843
Change in control, successor assumed equity awards, and qualifying termination(4)	200,000	8,568	—	1,313,360	2,525,025	4,046,953
Change in control, successor did not assume equity awards, and qualifying termination(3)	200,000	8,568	—	1,645,818	2,525,025	4,379,411
Bridget Frey
Change in control and successor assumed equity awards	—	—	—	—	—	—

Name	Cash severance ($)	Payment for continued health insurance coverage ($)	Value from acceleration of unvested stock option awards(1) ($)	Value from acceleration of unvested RSU awards(2) ($)	Value from acceleration of unearned PSU awards(2) ($)	Total ($)
Change in control and successor did not assume equity awards(3)	—	—	—	1,470,836	2,341,982	3,812,818
Change in control, successor assumed equity awards, and qualifying termination(4)	175,000	7,662	—	1,201,607	2,341,982	3,726,251
Change in control, successor did not assume equity awards, and qualifying termination(3)	175,000	7,662	—	1,470,836	2,341,982	3,995,480

(1) This value is based on the difference between the closing price for our common stock on December 31, 2021 and the exercise price of the accelerated stock option awards.

(2) This value is based on the closing price of our common stock on December 31, 2021.

(3) This scenario assumes (i) acceleration of all unvested RSU awards and (ii) the performance condition(s) of Mr. Kelman's performance stock options and each other NEO's PSU award(s) were deemed earned at 100% of target as of the end of the performance period applicable to such options and awards, and accelerated vesting of all of the resulting number of earned options and PSUs.

(4) This scenario assumes (i) acceleration of unvested RSU awards scheduled to vest by December 31, 2023 and (ii) the performance condition(s) of Mr. Kelman's performance stock options and each other NEO's PSU award(s) were deemed earned at 100% of target as of the end of the performance period applicable to such options and awards, and accelerated vesting of the resulting number of earned options and PSUs whose performance period ends on or before December 31, 2023.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, our named executive officers' compensation, as disclosed in "Executive Compensation," including "Compensation Discussion and Analysis," the compensation tables, and the related narrative discussion. We refer to this vote as the say-on-pay vote.

Our board of directors recommends that our stockholders vote to approve our named executive officers' compensation for the following reasons:

•We compensated our named executive officers mostly via equity that either had a four-year, time-based vesting schedule or was performance-based with a three-year performance period. This emphasis on equity, rather than cash, compensation focuses them on increasing our company's value over the long term.

•A significant portion of our named executive officers' compensation was performance-based and at risk, including portions of both their cash compensation and equity compensation. This focus on performance-based compensation incentivizes our named executive officers to achieve meaningful financial and non-financial goals that are important to our stockholders.

•One quarter of the potential payout under our 2021 executive bonus plan was subject to achievement of employee diversity targets. This inclusion of diversity within our executive compensation program emphasizes our commitment to having a diverse workforce.

As an advisory vote, the vote outcome of this proposal is not binding. However, we value our stockholders' opinions and our compensation committee will consider the outcome of the vote when deciding our named executive officers' compensation in the future.

Our stockholders currently have the ability to cast a say-on-pay vote annually, so our next say-on-pay vote will occur at our 2023 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

CEO PAY RATIO

The ratio of the 2021 total compensation of (i) our chief executive officer, as reported in the Summary Compensation Table, to (ii) our median employee, as computed in the same manner, is 4:1 based on the amounts of $299,341 to $69,425, respectively.

We selected our median employee from our employee population on the last day of our last payroll period for 2021, which was December 18. We refer to this as the determination date. On the determination date, we had 5,779 employees, which exclude (i) our chief executive officer and (ii) 23 employees who we employed in Canada. Canada was the only country outside of the United States where we employed people on the determination date, and our Canadian employees accounted for less than five percent of our total employees on such date. Approximately 700 employees of our subsidiary RentPath, which we acquired in April 2021, were excluded from our employee population due to the acquisition taking place in 2021.

We identified our median employee by aggregating the dollar amounts of the following compensation types for each employee on the determination date. We aggregated the amounts included in our employees' first paycheck of 2021 on January 8 through their last paycheck of 2021 on December 24.

•Base salary.

•Overtime pay.

•Cash bonuses and payments based on events or transactions. These include payments for taking customers on tours and representing a homebuyer or home seller in closing a home purchase or sale, respectively. These exclude any bonuses that generally cannot be earned more than once by the same employee, such as a starting or relocation bonus.

•Value of vested restricted stock units, as calculated by the number of vested restricted stock units multiplied by our closing stock price on the vesting date.

OUR CORPORATE GOVERNANCE

Separation of Chairman and Chief Executive Officer

Our board of directors is free to choose its chairman in any way that it deems best for us. Our board, in consultation with our nominating and corporate governance committee, will periodically consider its leadership structure and may change the structure as it deems appropriate.

Our board of directors believes that we and our stockholders are currently best served by having two different people serve as our chairman and as our chief executive officer. Our board of directors believes that the separation of the roles of chairman and chief executive officer provides effective independent oversight of management while allowing our board and management to benefit from our directors’ extensive financial and business expertise.

Other Public Company Directorships

We recommend the following limits with respect to our directors' roles on other public company boards (or comparable governing bodies): (i) if our chief executive officer is also one of our directors, then he or she should not sit on the board of more than one other public company; (ii) no director should sit on the board of more than three other public companies; and (iii) a member of our audit committee should not sit on the audit committee of more than two other public companies. If a director exceeds any of these limits, then our nominating and corporate governance committee will consider, when evaluating our board and audit committee composition, whether service on the other public company boards or audit committees impairs the director's ability to serve with us.

Share Ownership and Retention Policy

Beginning on December 31 of the year in which a director or executive officer has his or her four-year anniversary of becoming a director or executive officer, we require him or her to own a minimum dollar value of our common stock, as described below.

Position	Minimum Ownership
Chief executive officer	6x base salary
Non-employee director	5x board cash retainer(1)
Executive officer (other than CEO)	3x base salary

(1) Excludes retainer for chair or committee service

All shares of our common stock, and shares underlying vested but unexercised in-the-money stock options, that a director or executive officer beneficially owns count toward the minimum threshold. Unvested stock options, restricted stock units, and performance stock units do not count. We assess whether our directors and executive officers meet our share ownership policy on December 31 of each year. To determine the value of shares beneficially owned, we use (i) the average closing price of our common stock for the 90 trading days preceding and including December 31 and (ii) in the case of shares underlying stock options, the intrinsic value of the options.

If a director or executive officer does not own the minimum dollar value of shares, then he or she must hold at least 50% of the aggregate after-tax shares that have been received (and are still owned), and will be received, upon vesting of restricted stock units or performance stock units or exercise of stock options. However, a director or executive officer will not be required to amend an existing 10b5-1 plan to comply with this retention requirement.

Each director and executive officer who was required to have complied with our share ownership and retention policy as of December 31, 2021 was in compliance with the policy on that date. Additionally, David Lissy and Anthony Kappus, while not yet subject to the policy, also owned the minimum dollar value of our common stock required for a non-employee director and executive officer, respectively.

Anti-Pledging and Anti-Hedging Policies

Our directors and executive officers may not pledge Redfin stock as collateral.

We prohibit all employees (including officers) and directors from purchasing any financial instrument, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the value of Redfin stock owned by the person, regardless of how the person acquired his or her Redfin stock. Specific examples of prohibited instruments include prepaid variable forward contracts, equity swaps, collars, and exchange funds.

For purposes of these policies, "Redfin stock" includes our publicly traded common stock, our convertible preferred stock, and our convertible senior notes. These policies' prohibitions extend to (i) people living in the same household as an employee or director and (ii) people or entities whose trading is directed by an employee or director or subject to the employee or director's influence or control.

Related Party Matters

Related Party Transactions Policy

Our board of directors has adopted a written related party transactions policy. Under this policy, we consider each of the following people to be a "related party": director; director nominee; executive officer; and person who beneficially owns more than five percent of our common stock. Our policy requires each related party to notify us of any transaction that Redfin or any of its subsidiaries participates and involves (i) the related party, (ii) the related party's immediate family member, (iii) the related party's household member, or (iv) an entity from which the related party or any person covered by clauses (ii) or (iii) may derive an economic benefit. We refer to any such transaction as a "reportable transaction," and we refer to the persons covered by clauses (i) through (iii) of the foregoing sentence as "covered persons."

Our policy directs our general counsel to evaluate each reportable transaction to determine if a covered person will have a direct or indirect material interest in the transaction. In making this evaluation, our general counsel will consider all facts and circumstances regarding the transaction. Our board of directors has concluded that a covered person will not have a direct or indirect material interest in any of the following transactions if he or she receives the same terms as an unrelated third party would have received for the transaction, other than any discount the covered person receives that is also available to our full-time employees or independent contractor licensed sales professionals generally and on a non-discriminatory basis:

•Sell a home using Redfin as the listing agent
•Purchase a home using Redfin as the buyer's agent
•Purchase a home using the Redfin Direct offer tool
•Obtain title insurance or escrow or settlement services through Title Forward, which is our title and settlement subsidiary

If our general counsel determines that a covered person has a direct or indirect material interest in a reportable transaction, then he or she will refer the transaction to our nominating and corporate governance committee and ask the committee to review, and if appropriate, approve or ratify the transaction. We refer to any reportable transaction that has been referred to the committee as a "related party transaction."

In deciding whether to approve a related party transaction, our nominating and corporate governance committee will review all facts and circumstances regarding the transaction, including the factors listed below.

•Any conflict of interest, or the appearance of a conflict of interest, of the transaction to us
•The transaction's impact on a director's independence under all applicable legal standards
•If the transaction involves the provision of products or services to us, the availability of comparable products or services from unrelated third parties
•Whether the terms of the transaction are substantially comparable to terms between Redfin and an unrelated third party or employee generally

Our general counsel may, at his or her discretion, notify our nominating and corporate governance committee of a reportable transaction that does not constitute a related party transaction in order to keep the committee apprised of a related party's transactions in which we participate. Additionally, our general counsel will also refer a related party transaction to our disclosure committee to evaluate whether we should disclose the transaction in a filing with the SEC. If a reportable transaction involves our general counsel, then our chief financial officer will assume the general counsel's role for purposes of our policy. If a related party transaction involves a member of our nominating and corporate governance committee, then our entire board of directors or another committee, in each case excluding the conflicted director, will evaluate the transaction.

Related Party Transactions

On April 1, 2020, we issued 4,484,305 shares of our common stock and 40,000 shares of our convertible preferred stock to Durable Capital Master Fund LP, or Durable. As a result of this transaction, Durable beneficially owned more than five percent of our common stock.

Commencing on July 1, 2020 and continuing quarterly until Durable no longer holds any shares of our convertible preferred stock, we will pay to Durable dividends that have accrued on the preferred stock. Dividends accrue on each $1,000 of preferred stock at a rate of 5.5% per year. We may also (i) issue additional shares of our common stock to Durable upon its conversion or an automatic conversion of the preferred stock or (ii) pay cash or issue additional shares of our common stock to Durable upon its redemption of the preferred stock following certain events. On November 30, 2024, we will be required to redeem any outstanding shares of preferred stock still held by Durable.

Our board of directors approved these transactions with Durable.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our directors and employees, including the persons serving as our principal executive officer, principal financial officer, and principal accounting officer. The code of conduct and ethics is available under the “Governance” section of our investor relations website located at investors.redfin.com. We will disclose any amendment to, or waiver from, our code of conduct and ethics that pertains to the persons serving as our principal executive officer, principal financial officer, or principal accounting officer on the above-referenced website.

Delinquent Section 16(a) Reports

During 2021, Ee Lyn Khoo, our former chief human resources officer, failed to timely file one Form 4, which resulted in the late reporting of her receipt of a grant of restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides information regarding the beneficial ownership of our common stock as of April 18, 2022 by:

•each person known to us to be the beneficial owner of more than 5% of our common stock and

•our management, which includes:

◦each of our directors and director nominees;

◦each of our named executive officers, as described in “Executive Compensation” above; and

◦all of our directors and executive officers as a group.

We computed the number of shares beneficially owned and the percentage of our common stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 17, 2022. Except as indicated in the footnotes to the table, each person has sole voting and investment power over the shares reported as beneficially owned by the person.

Name of beneficial owner	Number of shares beneficially owned	Percent of class
>5% beneficial owners
Baillie Gifford & Co	10,417,223(1)	%
Bares Capital Management, Inc.	13,048,888(2)	%
BlackRock, Inc.	7,122,559(3)	%
Durable Capital Partners LP	10,702,502(4)	%
Janus Henderson Group plc	6,463,304(5)	%
Morgan Stanley	6,437,110(6)	%
The Vanguard Group	14,474,704(7)	%
Management
Robert Bass	76,918(8)	*
Julie Bornstein	31,736(9)	*
Kerry D. Chandler	2,493(10)	*
Bridget Frey	709,351(11)	*
Glenn Kelman	2,285,437(12)	%
Ee Lyn Khoo	4,900(13)	*
Austin Ligon	678,338(14)	*
David Lissy	19,835(15)	*
Robert Mylod, Jr.	112,516(16)	*
Chris Nielsen	830,402(17)	*
Brad Singer	1,491(18)	*
James Slavet	102,546(19)	*
Selina Tobaccowala	99,414(20)	*
Adam Wiener	621,022(21)	*
All directors and executive officers as a group	5,700,978(22)	%

* Percentage owned does not exceed one percent.

(1) Of the shares beneficially owned, Baillie Gifford & Co has sole voting power over 10,270,934 shares and sole investment power over 10,417,223 shares. The address for Baillie Gifford & Co is Calton Square 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, UK. All information relating to Baillie Gifford & Co is based on the Schedule 13G it filed on January 27, 2022.

(2) Bares Capital Management, Inc. has shared voting power and shared investment power over the beneficially owned shares. The address for Bares Capital Management, Inc. is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738. All information relating to Bares Capital Management, Inc. is based on the Schedule 13G it filed on February 14, 2022.

(3) Of the shares beneficially owned, BlackRock, Inc. has sole voting power over 7,010,416 shares and sole investment power over 7,122,559 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. All information relating to BlackRock, Inc. is based on the Schedule 13G it filed on February 3, 2022.

(4) Durable Capital Master Fund LP directly holds 8,662,502 shares of our common stock and 40,000 shares of our convertible preferred stock, which are convertible at the election of the holder into 2,040,000 shares of our common stock. The preferred stock cannot be converted if as a result of the conversion the holder would beneficially own more than 9.9% of our common stock. Durable Capital Partners LP is the investment adviser to Durable Capital Master Fund LP. The address for Durable Capital Partners LP is 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815. All information relating to Durable Capital Partner LP is based on the Schedule 13G it filed on March 7,2022..

(5) Janus Henderson Group plc has shared voting power and shared investment power over the beneficially owned shares. The address for Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom. All information relating to Janus Henderson Group plc is based on the Schedule 13G it filed on February 11, 2022.

(6) Of the shares beneficially owned, Morgan Stanley and Morgan Stanley Investment Management Inc. each has shared voting power over 6,423,062 shares and shared investment power over 6,437,110 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036, and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue, 6th Floor, New York, NY 10036. All information relating to the Morgan Stanley entities is based on the Schedule 13G they filed on February 10, 2022.

(7) Of the shares beneficially owned, The Vanguard Group has shared voting power over 193,685 shares, sole investment power over 14,194,144 shares, and shared investment power over 280,560 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. All information relating to The Vanguard Group is based on the Schedule 13G it filed on February 10, 2022.

(8) Ownership includes 66,666 shares underlying stock options and 2,493 shares underlying restricted stock units.

(9) Ownership includes 20,000 shares underlying stock options and 2,493 shares underlying restricted stock units.

(10) Ownership includes 2,493 shares underlying restricted stock units.

(11) Ownership includes 352,511 shares underlying stock options and 7,884 shares underlying restricted stock units.

(12) Ownership includes 1,013,935 shares underlying stock options.

(13) Of the shares beneficially owned, one share is held by Ms. Khoo's spouse, and she shares voting and investment power with her spouse over that share.

(14) Ownership includes 37,567 shares underlying stock options and 2,493 shares underlying restricted stock units. Of the shares beneficially owned, 554,844 shares are held by Toon Toot Sawan LP. Mr. Ligon is the managing member of the general partner of Toon Toot Sawan LP. Excludes 9,243 shares underlying restricted stock units that have vested but for which Mr. Ligon has deferred settlement.

(15) Excludes 5,476 shares underlying restricted stock units that have vested and 2,923 shares underlying restricted stock units scheduled to vest, which Mr. Lissy has deferred settlement in each case.

(16) Ownership includes 108,000 shares underlying stock options. Excludes 9,243 shares underlying restricted stock units that have vested and 2,493 shares underlying restricted stock units scheduled to vest, which Mr. Mylod has deferred settlement in each case.

(17) Ownership includes 753,598 shares underlying stock options and 7,664 shares underlying restricted stock units.

(18) Ownership includes 1,491 shares underlying restricted stock units.

(19) Ownership includes 2,493 shares underlying restricted stock units. Excludes 3,767 shares underlying restricted stock units that have vested but for which Mr. Slavet has deferred settlement.

(20) Ownership includes 2,493 shares underlying restricted stock units.

(21) Ownership includes 255,271 shares underlying stock options and 8,970 shares underlying restricted stock units. Of the shares beneficially owned, 1,078 shares are held by Mr. Wiener's spouse, and he shares voting and investment power with his spouse over those shares.

(22) Ownership includes 2,748,894 shares underlying stock options and 51,919 shares underlying restricted stock units. Excludes 27,729 shares underlying restricted stock units that have vested and 5,416 shares underlying restricted stock units scheduled to vest, which certain directors have deferred settlement in each case.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2021 relating to compensation plans under which we may issue shares of our common stock.

Plan category	Number of shares to be issued upon exercise of outstanding options and settlement of outstanding restricted stock units	Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	9,121,354(2)	$7.27(2)	18,426,355(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	9,121,354(2)	$7.27(2)	18,426,355(3)(4)

(1) This category consists of our Amended and Restated 2004 Equity Incentive Plan, or 2004 plan, our 2017 Equity Incentive Plan, or 2017 plan, and our 2017 Employee Stock Purchase Plan, or ESPP.

(2) Consists of (i) 3,869,011 shares issuable upon exercise of stock options that are not subject to performance conditions, (ii) 300,000 shares issuable upon exercise of performance stock options, which represents the maximum payment under the performance stock options, (iii) 4,281,577 shares issuable upon settlement of restricted stock units that are not subject to performance conditions, and (iv) 670,766 shares issuable upon settlement of performance-based restricted stock units, which represents the maximum payment under the performance-based restricted stock units. The weighted-average exercise price in column (b) does not take these performance-based stock options, restricted stock units, and performance-based restricted stock units into account.

(3) Consists of 14,720,936 shares of common stock that remain available for issuance under our 2017 plan and 3,705,419 shares that remain available for issuance under our ESPP. There are no shares of common stock available for issuance under our 2004 plan, but the plan continues to govern the terms of stock option awards granted under the plan. Any shares of common stock that are subject to outstanding awards granted under our 2004 plan and that are forfeited will generally be added to, and become available for issuance under, our 2017 plan.

(4) Our 2017 plan and our ESPP each provides for an automatic annual increase in the number of shares available for issuance under the plan. Any increase will occur on the first day of each year, beginning on January 1, 2018 and continuing through January 1, 2028. For our 2017 plan, the amount of any increase is equal to the lesser of 5% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors. For our ESPP, the amount of any increase is equal to the lesser of 1% of our outstanding shares of common stock as of the immediately preceding December 31 or an amount determined by our board of directors.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2022. We are submitting the appointment of Deloitte to our stockholders for ratification. If Deloitte’s appointment is not ratified by our stockholders, our audit committee will take the vote into consideration when determining whether or not to retain Deloitte. Even if stockholders ratify the appointment of Deloitte, our audit committee has discretion to select a different independent registered public accounting firm.

We expect representatives of Deloitte to be present at the annual meeting and if they are present, they will have the opportunity to make a statement if they desire to do so. We also expect representatives of Deloitte to be available to respond to appropriate questions at the meeting.

The following table presents the aggregate fees billed by Deloitte for 2021 and 2020.

	2021	2020
Audit fees(1)	$2,667,633	$2,014,668
Audit-related fees(2)	855,000	261,000
Tax fees	—	—
All other fees(3)	59,137	8,137
Total	$3,581,770	$2,283,805

(1) Audit fees relate to professional services rendered by Deloitte for the audit of our consolidated financial statements, review of interim consolidated financial statements included in our quarterly reports, and for the audit of our internal control over financial reporting. Audit fees also include fees for services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2) Audit-related fees consist of fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. This category includes fees related to audit and attest services not required by statute or regulations, consultations concerning financial accounting and reporting standards, and other services related to registration statements and public offerings.

(3) All other fees include fees for services rendered by Deloitte that are not included in any other category and include (i) licensing fees paid with respect to accounting research software provided by Deloitte and (ii) for 2021, fees paid in connection with Deloitte's audit of the 401(k) plan of RentPath, one of our wholly owned subsidiaries.

Our audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pursuant to this policy, our audit committee pre-approved all of the services described in the footnotes to the table above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

PROPOSAL 4 - AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS BY OUR 2025 ANNUAL MEETING

Background of Proposal

Our certificate of incorporation provides for a board of directors divided into three classes of directors, with each class serving a term of three years. The class terms are staggered, so that the terms of one class expire at each annual meeting. As part of our board’s ongoing evaluation of our corporate governance structures and practices, our board considered the benefits and detriments of a classified board versus a declassified board with directors serving terms of one year. The advantages of a classified board include providing stability and continuity of directors, encouraging a long-term perspective from our board, and incentivizing a person seeking control of our company to initiate discussions with our board. On the other hand, there is a growing perception in the investment community that annually elected boards increase the accountability of directors to stockholders. After carefully weighing these considerations, our board has determined that it is advisable and in the best interests of our company and our stockholders to declassify our board by our 2025 annual meeting, which represents the first annual meeting following the seven year anniversary of our initial public offering.

Our certificate of incorporation currently allows for the removal of a director only for cause and upon an affirmative vote of stockholders holding at least two-thirds of the voting power of the then-outstanding shares of capital stock entitled to vote at an election of directors. Under Delaware law, in the absence of a classified board or cumulative voting, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Accordingly, in order to ensure compliance with Delaware law, this proposal to declassify our board also includes an amendment to our certificate of incorporation to allow stockholders, from and after the election of directors at our 2025 annual meeting, to remove a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock entitled to vote at an election of directors, subject to the rights of the holders of any preferred stock.

The declassification of our board, and the related right of our stockholders to remove directors with or without cause, requires amendments to our certificate of incorporation. The description of the proposed amendments in this proposal is a summary and is qualified by the full text of the proposed revisions to the certificate of incorporation (including revisions from proposal 5), which are attached to this proxy statement as Annex A and are incorporated into this proposal by reference. Deletions are indicated by strikeouts and additions are indicated by underlining.

Effect of Proposal

If this proposal is adopted by our stockholders, our board will be declassified over the next three years, with full implementation at our 2025 annual meeting, which represents our first annual meeting following the seventh year anniversary of our initial public offering in July 2017.

Commencing with our 2023 annual meeting and until our 2024 annual meeting, our directors will be divided into two classes, with the directors in Class A having a term that expires at our 2024 annual meeting and the directors in Class B having a term that expires at our 2025 annual meeting. At our 2023 annual meeting, our then Class III directors, whose terms were scheduled to expire at our 2023 annual meeting, will stand for election as Class B directors with a term expiring at our 2025 annual meeting. Our then Class I directors, whose terms were scheduled to expire at our 2024 annual meeting, will become Class A directors and will continue to have terms expiring at our 2024 annual meeting. Our then Class II directors, whose terms were scheduled to expire at our 2025 annual meeting, will become Class B directors and will continue to have terms expiring at our 2025 annual meeting. Commencing with our 2024 annual meeting, there will be a single class of directors, with all directors having a term that expires at our 2025 annual meeting. At our 2024 annual meeting, our then Class A directors, whose terms were scheduled to expire at our 2024 annual meeting, will stand for election for a term that expires at our 2025 annual meeting. Our then Class B directors, whose terms were scheduled to expire at our 2025 annual meeting, will continue to have terms expiring at our 2025 annual meeting. From and after our 2025 annual meeting, our board will cease to be classified and our directors will be elected for terms expiring at the next annual meeting of the stockholders. The table below summarizes this proposal's implementation of the declassification of our board.

Annual Meeting Year	Legacy Class	Legacy Class Term Expiration (Annual Meeting Year)	Standing for Election	New Class	New Class Term Expiration (Annual Meeting Year)
2023	Class I	2024	No	Class A	2024
	Class II	2025	No	Class B	2025
	Class III	2023	Yes	Class B	2025
2024	Class A	2024	Yes	Single Class	2025
	Class B	2025	No
2025 (and thereafter)	Single Class	2025	Yes	N/A - Declassified	Next Annual Meeting

Prior to the declassification of our board at our 2025 annual meeting, any person appointed to fill a vacancy on our board during the year will serve until the annual meeting at which the term of the class to which such person has been appointed expires or until such person's successor has been duly elected and qualified, or until such person’s earlier death, resignation or removal.

Further, from and after our 2025 annual meeting, our stockholders will be able to remove a director with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock entitled to vote at an election of directors, subject to the rights of the holders of any preferred stock.

If our stockholders approve this proposal, these changes will become effective upon the filing of our restated certificate of incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting if this proposal is approved. If our stockholders do not approve this proposal, our certificate of incorporation will not be amended as set forth above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 5 - AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS BEGINNING JULY 28, 2024

Background of Proposal

Our certificate of incorporation provides that an amendment to the certificate of incorporation, as well as an amendment to our bylaws by stockholders, requires the affirmative vote of stockholders holding at least two-thirds of the voting power of our then-outstanding shares of capital stock entitled to vote at an election of directors. However, if an amendment to our certificate of incorporation or the bylaws is approved by two-thirds of our board (including seats that are vacant), the amendment requires only the affirmative vote of stockholders holding at least a majority of the voting power of our then-outstanding shares of capital stock entitled to vote at an election of directors.

As part of our board’s ongoing evaluation of our corporate governance structures and practices, our board considered the advantages and disadvantages of this supermajority stockholder approval requirement. While this requirement was originally put in place to, among other things, protect our stockholders, including minority stockholders, by ensuring that amendments to our certificate of incorporation are not completed without the approval of a substantial majority of our stockholders, our board believes that this supermajority requirement is no longer necessary in light of prevailing views regarding corporate governance best practices. Accordingly, our board has determined that it is advisable and in the best interests of Redfin and its stockholders to remove this supermajority approval requirement beginning July 28, 2024, which represents the seven year anniversary of our initial public offering.

Eliminating the supermajority stockholder approval provision requires amendments to our certificate of incorporation. The description of the proposed amendments in this proposal is a summary and is qualified by the full text of the proposed revisions to the certificate of incorporation (including revisions from proposal 4), which are attached to this proxy statement as Annex A and are incorporated into this proposal by reference. Deletions are indicated by strikeouts and additions are indicated by underlining.

Effect of Proposal

If this proposal is adopted by our stockholders, beginning on July 28, 2024, amendments to our certificate of incorporation and amendments to the bylaws by our stockholders will require, in all instances, the affirmative vote of holders of a majority of the voting power of our then-outstanding shares of capital stock entitled to vote at an election of directors. Amendments to our certificate of incorporation will continue to also require approval by our board. Amendments to our bylaws that receive the requisite stockholder approval will not require approval by our board.

If our stockholders approve this proposal, these changes will become effective upon the filing of our restated certificate of incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting if this proposal is approved. If our stockholders do not approve this proposal, our certificate of incorporation will not be amended as set forth above.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 6 - STOCKHOLDER PROPOSAL REGARDING AMENDING OUR PROXY ACCESS BYLAW TO REMOVE STOCKHOLDER AGGREGATION LIMITS

In accordance with SEC rules, we have set forth below a stockholder proposal along with the stockholder's supporting statement. We are not responsible for the contents of this stockholder proposal or the supporting statement. This stockholder proposal will be voted on at our annual meeting only if it is properly presented at the meeting. Upon receiving an oral or written request, we will promptly provide the stockholder proponent's name, address, and share ownership.

Beginning of Stockholder Proposal and Supporting Statement

ITEM 6 — Shareholder Proxy Access

Resolved: Shareholders of Redfin Corp ("Company") request our Board of directors take the steps necessary to enable shareholders, without limits on group size, to aggregate their shares to equal 3% of our stock owned continuously for 3-years to enable shareholder proxy access with the following essential provision:

Nominating shareholders and unlimited groups of shareholders must have owned at least 3% of the Company's outstanding shares of common stock continuously for a period of at least 3-years.

The essential feature requested may allow employee owners to combine with institutional investors to nominate candidates.

Supporting Statement: Proxy access enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management's director candidates. A competitive election is good for everyone. Even if never used, this proposal helps ensure our Board will nominate directors with outstanding qualifications to avoid giving shareholders a reason to exercise access rights.

Proxy Access in the United States: Revisiting the Proposed SEC Rule,1 a cost-benefit analysis by CFA Institute, found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140.3 billion. Governance Changes through Shareholder Initiatives: The Case of Proxy Access2 found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy access has been adopted by major companies, including 78% of the S&P 500. Adoption of this proposal will make our Company more competitive in its corporate governance. Two of our largest
1 https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-secrule.ashx
2 https://ssrn.com/abstract=2635695

shareholders, BlackRock and Vanguard, voted in favor of 87% and 91% of shareholder proposals, respectively, to establish proxy access during the last 3.5 years.

Adding urgency to this proposal is a recent study finding directors generally do not want to monitor and are not sure they can do so effectively.3 Corporate governance expert Nell Minow offered the following: "Usually directors at least pretend to acknowledge their legal obligation to provide oversight of CEOs on behalf of shareholders." "This acknowledgment that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No. 1-style challenges."4

Eliminating group limits would allow employee-shareholders with small holdings to join in nominating groups, opening communication channels between our Board and workers. Proxy access directors nominated by such groups may be more able to effectively monitor than typical outside directors and would bring a host of additional benefits.5

Last year our proposal to move to a majority standard for electing uncontested directors received 69,229,344 votes For; 1,334,401 Against. See https://www.sec.gov/ix?doc=/Archives/edgar/data/1382821/000138282121000173/rdfn-20210609.htm

Enhance Shareholder Value, Vote FOR
Stockholder Proxy Access – Proposal 6

End of Stockholder Proposal and Supporting Statement

Recommendation of Our Board of Directors on Proposal 6

Our board has carefully considered the terms of this stockholder proposal and, after consideration, has determined that our current proxy access bylaw provides stockholders with a meaningful opportunity to nominate directors, aligns with market practice, and complements our other governance practices. Our board recommends that you vote against this proposal.

Background on Our Proxy Access Bylaw

Our board adopted our current proxy access bylaw following extensive research, including a benchmarking review of proxy access rights adopted by other companies, and our board believes that our proxy access structure is the most appropriate for us and our stockholders at this time.

Under our existing proxy access bylaw, a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director candidates constituting up to the greater of two individuals or 20% of our board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our restated bylaws. For purposes of the 20 stockholder limit, certain related funds may be counted as one stockholder.

The only difference between our current proxy access bylaw and the proxy access structure requested by the stockholder proposal is the number of stockholders that may aggregate their holdings to reach 3% ownership, and thereby nominate director candidates (assuming all other conditions in our
3 https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/
4 https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/
5 https://www.aspeninstitute.org/publications/new-corporate-boardroom/

proxy access bylaw are satisfied). We believe that allowing up to 20 stockholders to aggregate their ownership is appropriate, while this stockholder proposal would allow up to an unlimited number of stockholders to aggregate their ownership.

A Limit of 20 is Appropriate, and Market Practice, for Shareholder Aggregation

We believe a reasonable limit of 20 on the number of stockholders that may aggregate their ownership to satisfy the 3% threshold appropriately balances the right of our stockholders to use proxy access with the interests of all of our stockholders. By allowing an unlimited number of stockholders to aggregate their ownership, we could incur extraordinary administrative costs associated with verifying the ownership of the large number of stockholders aggregating their ownership to use proxy access. The right to nominate a director through proxy access should be available only for those who have a sufficient financial stake in our company to cause their interests to be aligned with the interests of our stockholders. We believe that a limit of 20 stockholders aggregating their ownership achieves this objective.

The limit in our proxy access bylaw on the size of a nominating group aligns with current market practices. According to data compiled by Deal Point Data, LLC, a corporate governance data provider, of the 685 companies that have proxy access provisions (excluding acquired, bankrupt, and liquidated companies), approximately 96% permit aggregation of up to 20 stockholders, while approximately 3% permitted aggregation of more than 20 stockholders (including those with no limits on aggregation).

Further, our four largest stockholders each own over 9.5% of our outstanding common stock and our 20 largest stockholders in the aggregate own approximately 80% of our outstanding common stock. There are many opportunities for groups of much less than 20 stockholders to aggregate their shares to reach the 3% ownership requirement.

We are Committed to High Standards of Corporate Governance

Our board is committed to high standards of corporate governance to ensure greater accountability to our stockholders. In addition to adopting our proxy access bylaw earlier this year, we also changed the voting standard in uncontested director elections from a plurality voting standard to a majority voting standard, coupled with a resignation policy. Additionally, our board has approved, and is seeking our stockholders’ approval through proposals 4 and 5, amendments to our charter to (1) declassify our board by our 2025 annual meeting and (2) eliminate supermajority voting requirements by July 28, 2024. These changes to our governance are in addition to our other best practice governance policies, including (1) having one class of common stock where each share has the same voting power as each other share, (2) having separate people serve as our board chair and our chief executive officer, and (3) requiring our directors and executive officers to own a minimum dollar value of our stock, after a ramp-up period.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE APPROVAL OF THIS STOCKHOLDER PROPOSAL.

Annex A

REDFIN CORPORATION
RESTATED CERTIFICATE OF INCORPORATION

Redfin Corporation, a Delaware corporation, hereby certifies as follows.

1. The name of the corporation is Redfin Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was February 22, 2005 under the name Appliance Computing Inc. and the date of filing of its restated Certificate of Incorporation with the Secretary of State was August 2, 2017.

2. The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit "A", which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously ~~amended or supplemented~~restated, has been duly adopted by the Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given ~~by written consent without~~at a meeting ~~in accordance with Section 228 of the Delaware General Corporation Law~~of the corporation’s stockholders.

IN WITNESS WHEREOF, this corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: ~~August 2~~[●], ~~2017~~2022 REDFIN CORPORATION

By: ~~/s/ Glenn Kelman~~
Name: ~~Glenn Kelman~~[●]
Title: ~~Chief Executive Officer~~[●]

EXHIBIT “A”

REDFIN CORPORATION

RESTATED

CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Redfin Corporation (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at that address is National Registered Agents, Inc.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is Five Hundred Ten Million (510,000,000) shares, consisting of two classes: Five Hundred Million (500,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

2. Designation of Additional Series.

2.1. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any other holders is required pursuant to the terms of any certificate or certificates establishing a series of Preferred Stock; provided, however, that if two-thirds of the Whole Board, as defined below, has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a vote of the holders of the Preferred Class (unless a vote of any other holders is required pursuant to the terms of any certificate or certificates establishing a series of Preferred Stock) shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

2.3 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V: AMENDMENT OF BYLAWS

The ~~Board~~stockholders shall have ~~the~~ power to adopt, amend or repeal the Bylaws of the Corporation.  ~~Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that~~Until July 28, 2024, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the

Bylaws~~;~~, provided ~~further~~, however, that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws. Beginning on July 28, 2024, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation without stockholder approval. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. The conduct of the affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3. Classified Board. ~~Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances~~Until the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (~~the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective~~each class as nearly equal in number as reasonably possible). Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board~~, with the number of directors in each class to be divided as nearly equal as reasonably possible.~~. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering and until the 2023 Annual Meeting, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Commencing with the 2023 Annual Meeting and until the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the directors shall be divided, with respect to the time for which they severally hold office, into two classes designated Class A and Class B, with the directors in Class A having a term that expires at the 2024 Annual Meeting and the directors in Class B having a term that expires at the 2025 annual meeting (the “2025 Annual Meeting”). The successors of the directors who, immediately prior to the 2023 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2023 Annual Meeting shall be elected to Class B with a term expiring at the 2025 Annual Meeting; the directors who, immediately prior to the 2023 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2024 Annual Meeting shall become members of Class A and shall continue to have terms expiring at the 2024 Annual Meeting; and the directors who, immediately prior to the 2023 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2025 Annual Meeting shall become members of Class B and shall continue to have terms expiring at the 2025 Annual Meeting. Commencing with the election of directors at the 2024 Annual Meeting, there shall be a single class of directors, with all directors of such class having a term that expires at the 2025 Annual Meeting. The successors of the directors who, immediately prior to the 2024 Annual Meeting, were members of Class A (and whose terms expire at the 2024 Annual Meeting) shall be elected at such meeting for a term that expires at the 2025 Annual Meeting, and the directors who, immediately prior to the 2024 Annual Meeting, were members of Class B and whose terms were scheduled to expire at the 2025 Annual Meeting shall continue to have terms expiring at the 2025 Annual Meeting. From and after the election of directors at the 2025 Annual Meeting, the Board shall cease to be classified and the directors elected at the 2025 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders. Notwithstanding the foregoing, this Section 3 of this Article VI is subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject to~~Until the 2025 Annual Meeting (when the Board shall cease to be classified) and subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the election of directors at the 2025 Annual Meeting and subject to the rights of the holders of any series of Preferred Stock, any director may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director's successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Restated Certificate of Incorporation or the Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

If any provision of this Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation~~; provided, however, that~~. Until July 28, 2024, notwithstanding any other provision of this

Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate of Incorporation; provided, ~~further~~however, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Restated Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal such provisions of this Restated Certificate of Incorporation. Beginning on July 28, 2024, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate of Incorporation.

* * * * * * * * * * *

REDFIN CORPORATION
1099 STEWART STREET, SUITE 600
SEATTLE, WA 98101

SCAN TO
VIEW MATERIALS & VOTE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RDFN2022**
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the nominees listed:
1. Election of Class II Directors

Nominees	For	Against	Abstain
1a. Julie Bornstein	☐	☐	☐
1b. Brad Singer	☐	☐	☐
1c. Selina Tobaccowala	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
4. Amendment to our certificate of incorporation to declassify our board by our 2025 annual meeting.	☐	☐	☐
5. Amendment to our certificate of incorporation to eliminate supermajority voting requirements beginning July 28, 2024.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 6.	For	Against	Abstain
6. Stockholder proposal regarding amending our proxy access bylaw to remove stockholder aggregation limits.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000559358_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

Redfin Corporation
Annual Meeting of Stockholders
June 14, 2022 10:00 A.M. PDT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Glenn Kelman, Chris Nielsen, and Anthony Kappus, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Redfin Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. PDT on June 14, 2022, online at www.virtualshareholdermeeting.com/RDFN2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000559358_2 R1.0.0.24